Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
among
Deluxe Corporation,
Deluxe Business Operations, Inc.,
Helix Merger Corp.,
and
Hostopia.com Inc.
Dated as of June 18, 2008

TABLE OF CONTENTS

ARTICLE I THE MERGER	1
1.1 Generally	1
1.2 Effective Time	2
1.3 Effects	2
1.4 Organizational Documents of the Surviving Corporation	2
1.5 Directors and Officers of the Surviving Corporation	2
1.6 Conversion of Shares	2
1.7 Dissenters’ Rights	3
1.8 Stock Options	4
1.9 Payment for Shares	5
1.10 No Further Rights or Transfers	6

ARTICLE II CLOSING	7
2.1 Time and Place	7
2.2 Deliveries at the Closing	7

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY	7
3.1 Corporate Organization and Qualification	7
3.2 Capitalization	8
3.3 Authority; Non-Contravention	10
3.4 Securities Reports	11
3.5 Undisclosed Liabilities	13
3.6 Absence of Changes	13
3.7 Taxes	13
3.8 Properties	15
3.9 Contracts	16
3.10 Intellectual Property	18
3.11 Litigation	22
3.12 Compliance with Laws	22
3.13 Licenses and Permits	23
3.14 Employee Plans	23
3.15 Employment and Labor Matters	26
3.16 Environmental	26
3.17 Suppliers and Customers	27
3.18 Insurance	28
3.19 Competition Act (Canada)	28
3.20 Antitakeover Provisions	28
3.21 Stockholder Voting Requirement	28
3.22 Associate Transactions	28
3.23 Unregistered Sale of Securities	29

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3.24 Brokers; Finders; Transaction Fees	29
3.25 Fairness Opinion	29

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT, OPERATING SUB, AND SUB	29
4.1 Corporate Organization	29
4.2 Authority; Non-Contravention	30
4.3 Adequate Funds	30
4.4 Litigation	30
4.5 Finders; Brokers	31

ARTICLE V PRE-CLOSING COVENANTS	31
5.1 Operation of Business of the Company	31
5.2 Stockholders’ Meeting; Information Circular	34
5.3 No Solicitation	35
5.4 Access to Information	39
5.5 Employee Benefit Plans	39
5.6 Reasonable Best Efforts	41
5.7 Consents	41
5.8 Public Announcements	41
5.9 Notification of Certain Matters	41
5.10 Approval of Sub’s Sole Stockholder	41

ARTICLE VI OTHER COVENANTS	41
6.1 Indemnification	41
6.2 D&O Liability Insurance	42

ARTICLE VII CONDITIONS	43
7.1 Conditions to the Obligations of Parent, Operating Sub, and Sub	43
7.2 Conditions to the Obligation of the Company	45

ARTICLE VIII TERMINATION	46
8.1 Termination	46
8.2 Procedure and Effect of Termination	47
8.3 Termination Fee	48

ARTICLE IX MISCELLANEOUS	49
9.1 Termination of Representations and Warranties	49
9.2 Amendment and Modification	49
9.3 Waiver of Compliance; Consents	49
9.4 Expenses	49
9.5 Additional Agreements	49
9.6 Notices	49

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9.7 Assignment; No Third-Party Beneficiaries	50
9.8 Interpretation	51
9.9 Governing Law	52
9.10 Counterparts	52
9.11 Headings	52
9.12 Disclosure Schedule	52
9.13 Specific Performance	53
9.14 Entire Agreement	53

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AGREEMENT AND PLAN OF MERGER
     This Agreement and Plan of Merger (this “Agreement”) is made as of June 18, 2008 among Deluxe Corporation, a Minnesota corporation (“Parent”), Deluxe Business Operations, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Operating Sub”), Helix Merger Corp., a Delaware corporation and wholly owned subsidiary of Operating Sub (“Sub”), and Hostopia.com Inc., a Delaware corporation (the “Company”). The Company and Sub are sometimes collectively referred to as the “Constituent Corporations.”
Recitals
     A. The respective Boards of Directors of the Company, Parent, Operating Sub, and Sub deem a merger of Sub with and into the Company under the terms hereof (the “Merger”) advisable, fair to, and in the best interests of their respective corporations and their respective stockholders.
     B. The Boards of Directors of the Company, Parent, Operating Sub, and Sub have, by resolutions duly adopted, unanimously approved this Agreement and the Merger, and the Boards of Directors of the Company and Sub have unanimously directed that this Agreement and the Merger be submitted to a vote of the stockholders of their respective Constituent Corporations in accordance with the laws of the State of Delaware.
     C. Simultaneously with the execution of this Agreement, certain stockholders of the Company have entered into a Voting Agreement with Parent, dated as of the date hereof (the “Voting Agreement”), under which such Company stockholders have, among other things, granted to representatives of Parent irrevocable proxies (the “Irrevocable Proxies”) to vote all shares of Company Common Stock (as defined in Section 1.6(a)) held of record by such stockholders to approve this Agreement and the Merger, unless this Agreement shall have been earlier terminated under Section 8.1.
     D. The Company, Sub, Operating Sub, and Parent desire to effect the Merger and the other transactions contemplated hereby on the terms and subject to the conditions set forth herein.
     The parties therefore agree as follows:
Article I
The Merger
     1.1 Generally. At the Effective Time (as defined in Section 1.2) and in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the “Delaware Law”), Sub will be merged with and into the Company, the separate corporate existence of Sub will thereupon cease, and the Company will be the surviving corporation in the Merger (the “Surviving Corporation”).

     1.2 Effective Time. Subject to and on the same business day as, and promptly following, the receipt of the vote of the stockholders of the Company adopting and approving this Agreement and the Merger and the satisfaction or waiver of all other conditions to the consummation of the Merger set forth in Article VII, other than those conditions that by their nature are to be satisfied at the Closing (as defined in Section 2.1), but subject to the satisfaction or waiver of such conditions (unless another time or date is agreed to by Parent and the Company), the Company shall execute in the manner required by the Delaware Law and deliver for filing to the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger in such form as is required by, and executed in accordance with, the relevant provisions of the Delaware Law (the “Certificate of Merger”). The Merger will become effective at such later time and date as Parent and the Company mutually agree and set forth in the Certificate of Merger, which date will be the fourth business day after the Closing Date (as defined in Section 2.1), unless Parent and the Company agree to a different date. The term “Effective Time” means the date and time when the Merger becomes effective.
     1.3 Effects. The Merger will have the effects set forth in Section 259 of the Delaware Law.
     1.4 Organizational Documents of the Surviving Corporation.
     (a) Subject to Section 6.1, at the Effective Time, the Certificate of Incorporation of the Company will be amended and restated in its entirety to read as set forth on Exhibit A hereto, and, as so amended, will be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with the Delaware Law.
     (b) Subject to Section 6.1, the Bylaws of Sub in effect immediately before the Effective Time will be deemed, by virtue of the Merger and without further action by the stockholders or directors of the Surviving Corporation or Sub, to be the Bylaws of the Surviving Corporation, until further amended in accordance with the Delaware Law and the Surviving Corporation’s Certificate of Incorporation and Bylaws, except that all references therein to the name of Sub shall be amended to be references to “Hostopia.com Inc.”
     1.5 Directors and Officers of the Surviving Corporation. The directors of Sub immediately before the Effective Time will be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Bylaws of the Surviving Corporation, until the expiration of the term for which such director was elected and until his or her successor is duly elected and qualified or as otherwise provided in the Bylaws of the Surviving Corporation. The officers of Sub immediately before the Effective Time will be the officers of the Surviving Corporation until their respective successors are chosen and qualified or as otherwise provided in the Bylaws of the Surviving Corporation.
     1.6 Conversion of Shares. The manner and basis of converting the shares of each of the Constituent Corporations in the Merger at the Effective Time will be as follows:

     (a) Each share of common stock of the Company, par value US$.0001 per share (the “Company Common Stock”), that is issued and outstanding immediately before the Effective Time (other than (i) Dissenting Shares (as defined in Section 1.7) and (ii) shares of Company Common Stock held of record by Parent, Operating Sub, Sub, or any other direct or indirect subsidiary of Parent or the Company immediately before the Effective Time) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive C$10.55 in cash (the “Merger Consideration”). If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock are changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination, contribution, or exchange of shares, the Merger Consideration will be correspondingly adjusted.
     (b) Each share of common stock of Sub, par value US$.001 per share, that is issued and outstanding immediately before the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchanged for one share of common stock of the Surviving Corporation, which will constitute the only issued and outstanding shares of capital stock of the Surviving Corporation immediately after the Effective Time.
     (c) Each share of Company Common Stock held of record by Parent, Operating Sub, Sub, or any other direct or indirect subsidiary of Parent or the Company immediately before the Effective Time, and each share of Company Common Stock held in the treasury of the Company immediately before the Effective Time, will be canceled and cease to exist at and after the Effective Time, and no payment will be made with respect thereto.
     1.7 Dissenters’ Rights.
     (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock outstanding immediately before the Effective Time held by a holder who has properly demanded and perfected the right, if any, for appraisal of those shares in accordance with the provisions of Section 262 of the Delaware Law and as of the Effective Time has not withdrawn or lost such right to such appraisal (“Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration, and the holder thereof shall only be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the Delaware Law. At the Effective Time, the Dissenting Shares will no longer be outstanding and will automatically be canceled and will cease to exist, and each holder of Dissenting Shares will cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262 of the Delaware Law.
     (b) If a holder of shares of Company Common Stock who demands appraisal of those shares under the Delaware Law effectively withdraws or loses (through failure to perfect or otherwise) the right to appraisal, then those shares will be deemed to have been converted at the Effective Time into and represent only the right to receive the Merger Consideration as provided in Section 1.6(a), without interest, upon compliance with the provisions, and subject to the limitations, of Section 1.9.
     (c) The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands, and any other instruments received by the Company relating to stockholders’ rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Delaware Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of Company Common Stock, offer to settle or settle any such demands, approve any withdrawal of any such demands, or agree or commit to do any of the foregoing.
     1.8 Stock Options.
     (a) With respect to any option granted under any employee or director stock option or compensation plan or other arrangement with the Company to purchase shares of Company Common Stock (an “Option”) that is exercisable immediately prior to the Closing Date (a “Vested Option”), the Company shall, prior to the Closing Date, take all actions that are necessary to cause the holder of such Vested Option to receive, in cancellation of the Option and in lieu of any other awards with respect to the Option, promptly after the Effective Time, a cash payment from the Surviving Corporation in an amount equal to the amount, if any, by which the Merger Consideration exceeds the per-share exercise price of the Option, multiplied by the number of shares of Company Common Stock subject to the Option immediately before the Effective Time (the “Option Settlement Amount”), subject to the holder’s consent, if required, and subject to all required tax withholdings by the Surviving Corporation. Parent shall cause the Option Settlement Amount payable under this Section 1.8 to be paid by the Surviving Corporation as soon as reasonably practicable following the Effective Time but in any event within 15 days thereof.
     (b) With respect to any Option or portion thereof that is not exercisable immediately prior to the Closing Date (an “Unvested Option”), the Company shall, at the direction of Parent, either (i) take such action as may be necessary to convert such Unvested Option into a Vested Option to be settled as provided in paragraph (a) above, (ii) provide for the cancellation of such Unvested Option, subject to the holder’s consent, or (iii) take such other action as may be deemed appropriate by Parent, subject to the holder’s consent, if required. Parent may direct different treatment for different Option holders.
     1.9 Payment for Shares.
     (a) On the Closing Date, Parent, Operating Sub, or Sub shall deposit in immediately available funds with Wells Fargo Bank, N.A. or another disbursing agent selected by Parent that is organized under the laws of the United States or Canada or any state of the United States or province of Canada with capital, surplus, and undivided profits of at least US$1 billion or C$1 billion (the “Disbursing Agent”), an amount equal to the product of (i) the number of shares of Company Common Stock issued and outstanding immediately before the Effective Time (other than shares then held of record by Parent, Operating Sub, Sub, or any other direct or indirect subsidiary of Parent or the Company), times (ii) the Merger Consideration (such product referred to as the “Fund”). Out of the Fund, the Disbursing Agent shall make the payments referred to in Section 1.6(a), subject to the requirements of Section 1.9(b). At the request of the Surviving Corporation, in its sole discretion at any time, but without any obligation to make any such request, the Disbursing Agent also may make payments, in discharge of any obligations of the Surviving Corporation under Section 262 of the Delaware Law, to holders of Dissenting Shares. The Disbursing Agent shall invest portions of the Fund as Parent or the Surviving Corporation directs, provided that all such investments shall be held as cash or in obligations of or guaranteed by the United States of America or Canada, or in certificates of deposit, bank repurchase agreements, or bankers’ acceptances of commercial banks with capital, surplus, and undivided profits exceeding US$1 billion or C$1 billion (collectively, “Permitted Investments”), or in money market funds that are invested solely in Permitted Investments. Any net profit resulting from, or interest or income produced by, such investments will be payable to Parent, and will be remitted from time to time by the Disbursing Agent upon the request of Parent. Any amount remaining in the Fund after six months after the Effective Time will be refunded to Parent at Parent’s option, provided that the Surviving Corporation will continue to be liable for any payments required to be made thereafter pursuant to Section 1.6(a) and this Section 1.9. None of Parent, Operating Sub, Sub, the Company, the Surviving Corporation, or the Disbursing Agent will be liable to any holder of shares of Company Common Stock for any cash otherwise payable to such holder of shares of Company Common Stock if paid to a public official pursuant to any applicable abandoned property, escheat, or similar law.
     (b) As soon as practicable after the Effective Time, but in any event within three business days after delivery of the Company’s share register listing stockholders of record as of immediately before the Effective Time from the Company’s transfer agent to the Disbursing Agent, the Disbursing Agent shall mail to each holder of record (other than Parent, Operating Sub, Sub, or any other direct or indirect subsidiary of Parent or the Company) of a certificate (a “Certificate”) that immediately before the Effective Time represented issued and outstanding shares of Company Common Stock (other than holders of Dissenting Shares), a letter of transmittal (the “Letter of Transmittal”) for return to the Disbursing Agent, and instructions for use in effecting the surrender of Certificates and to receive cash for each of such holder’s shares of Company Common Stock under Section 1.6(a). The Letter of Transmittal will specify that delivery will be effected, and risk of loss will pass, only upon proper delivery of the Certificate to the Disbursing Agent. The Disbursing Agent, as soon as practicable following receipt of any such Certificate together with the Letter of Transmittal, duly executed, and any other items specified by the Letter of Transmittal, shall pay, by wire transfer, check, or draft, to the persons entitled thereto, the sum of the amounts determined by multiplying (i) the number of shares of Company Common Stock formerly represented by the Certificate so surrendered by (ii) the Merger Consideration. All of the foregoing payments are subject to any required withholding of taxes by the Surviving Corporation and to the extent that amounts are so deducted and withheld, such deducted and withheld amounts will be treated for all purposes of this Agreement as having been paid to the person in respect of whom such withholding and deduction was made. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it will be a condition of payment that the Certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting the payment pays any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that the tax has been paid or is not applicable.
     (c) If any Certificate has been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the Certificate to have been lost, stolen, or destroyed, the amount to which such person would have been entitled under Section 1.9(b) but for failure to deliver the Certificate to the Disbursing Agent shall nevertheless be paid to such person, provided that the Surviving Corporation or the Disbursing Agent may, in its sole discretion and as a condition precedent to such payment, require such person to give Parent, the Surviving Corporation, and the Disbursing Agent a written indemnity agreement in form and substance reasonably satisfactory to the Surviving Corporation and the Disbursing Agent and, if deemed advisable in the sole discretion of the Surviving Corporation or the Disbursing Agent, a bond in such amount as the Surviving Corporation or the Disbursing Agent may direct as indemnity against any claim that may be brought against Parent, the Surviving Corporation, or the Disbursing Agent with respect to the Certificate alleged to have been lost, stolen, or destroyed.
     1.10 No Further Rights or Transfers. At and after the Effective Time, all shares of Company Common Stock issued and outstanding immediately before the Effective Time will be canceled and cease to exist, and each holder of a Certificate that represented shares of Company Common Stock issued and outstanding immediately before the Effective Time will cease to have any rights as a stockholder of the Company with respect to the shares of Company Common Stock represented by the Certificate, except for the right to surrender the holder’s Certificate in exchange for the payment provided under Section 1.6(a) or to perfect the holder’s right to receive payment for such holder’s shares under Section 262 of the Delaware Law and Section 1.7 if the holder has properly demanded and perfected and not withdrawn or lost the holder’s right to receive payment for such holder’s shares under Section 262 of the Delaware Law, and no transfer of shares of Company Common Stock issued and outstanding immediately before the Effective Time may be made on the stock transfer books of the Surviving Corporation.

Article II
Closing
     2.1 Time and Place. Subject to the provisions of Article VII, the closing (the “Closing”) of the transactions contemplated hereby shall take place at the offices of Gowling Lafleur Henderson LLP, Toronto, Ontario, Canada, on the same business day as, and promptly following, completion of the meeting of stockholders referred to in Section 5.2(a) or at such other place or at such other date or time as Parent and the Company may mutually agree. The date on which the Closing occurs is the “Closing Date.”
     2.2 Deliveries at the Closing. At the Closing:
     (a) there shall be delivered to Parent, Operating Sub, Sub, and the Company the certificates and other documents and instruments the delivery of which is contemplated under Article VII;
     (b) Sub and the Company shall cause the Certificate of Merger to be filed as provided in Section 1.2 and shall take all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective; and
     (c) Parent shall provide evidence reasonably satisfactory to the Company that the amount designated as the Fund in Section 1.9 has been irrevocably deposited with the Disbursing Agent, subject to the rights of Parent to receive a refund of amounts remaining in the Fund six months after the Effective Time under Section 1.9.
Article III
Representations and Warranties
of the Company
     The Company represents and warrants to Parent, Operating Sub and Sub, except as set forth in the disclosure schedule delivered by the Company to Parent, Operating Sub, and Sub contemporaneously herewith (the “Disclosure Schedule”), as follows:
     3.1 Corporate Organization and Qualification. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease, and operate all of its properties and assets and to carry on its business as it is now being conducted. Each of the subsidiaries of the Company is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease, and operate all of its properties and assets and to carry on its business as it is now being conducted. Each subsidiary of the Company is incorporated in the jurisdiction set forth opposite its name in Section 3.1 of the Disclosure Schedule. Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated, or leased, or the nature of its activities, makes such qualification or licensing necessary, except such jurisdictions where failure to be so qualified or licensed has not had and would not reasonably be expected to have a Material Adverse Effect (as defined in Section 7.1(d)). The Company has previously delivered to Parent a copy of its Certificate of Incorporation and Bylaws and copies of all similar organizational documents of its subsidiaries, in each case as amended to date and in effect as of the date of this Agreement. True and complete copies of all minute books of the Company and each of its subsidiaries, containing minutes of meetings held and actions taken by their respective boards of directors or any committees thereof during the period from their respective dates of incorporation to the date hereof, have been made available by the Company to Parent. All material actions of the boards of directors of the Company and each of its subsidiaries are reflected in such books.
     3.2 Capitalization.
     (a) The authorized capital stock of the Company consists of 30 million shares of Company Common Stock and 10 million shares of preferred stock, par value US$.0001 per share (“Company Preferred Stock,” which, together with the Company Common Stock is the “Company Stock”). The rights, privileges, and preferences of the Company Common Stock are as stated in the Company’s Certificate of Incorporation. On the date hereof, 11,642,351 shares of Company Common Stock were issued and outstanding, and no shares of Company Common Stock were held in the treasury of the Company. None of the shares of Company Preferred Stock has been designated as to class or series, and none of the shares of Company Preferred Stock are issued and outstanding or held in treasury by the Company. Except as set forth above in this Section 3.2(a), the Company has no other issued or outstanding shares of capital stock.
     (b) As of the date hereof, there are no outstanding subscriptions, options, warrants, or other rights to purchase Company Stock or any other capital stock or other equity securities of the Company or its subsidiaries or any calls or other agreements or commitments by which the Company or its subsidiaries are bound in respect of the Company Stock or other capital stock or other equity securities of the Company or its subsidiaries, whether issued or unissued, and no outstanding securities are convertible into or exchangeable for Company Stock or any other capital stock or other equity securities of the Company or its subsidiaries, except for Options to purchase up to an aggregate of 564,450 shares of Company Common Stock. There are no outstanding stock appreciation rights, phantom stock rights, performance shares, or other similar rights based upon the value of the Company Stock or any other capital stock or other equity securities of the Company or its subsidiaries. There are no declared but unpaid or accrued dividends on the Company Common Stock.
     (c) Section 3.2(c) of the Disclosure Schedule lists for each of the Options, as of the date hereof, (i) the person holding the Option; (ii) the number of shares of Company Common Stock subject to the Option; (iii) the per-share exercise price of the Option; (iv) the Company option plan under which the Option was granted; and (v) the Grant Date (as defined in Section 3.2(g)) of the Option.
     (d) All of the outstanding shares of capital stock or other equity securities of the Company and its subsidiaries are validly issued, fully paid, and nonassessable.

     (e) Section 3.2(e) of the Disclosure Schedule sets forth the name of each subsidiary of the Company and the percentage of the outstanding capital stock or other equity securities of such subsidiary owned, directly or indirectly, by the Company. All of such capital stock or other equity securities are owned, directly or indirectly, by the Company free and clear of all liens, mortgages, security interests, encumbrances, conditions, pledges, charges, or restrictions of any nature (“Encumbrances”) other than restrictions on transfer imposed by applicable securities laws. The Company owns no other equity securities of, or equity interest in, any other entity.
     (f) None of the outstanding shares of capital stock or other equity securities of the Company or any of its subsidiaries or the Options were granted in violation of preemptive or similar rights. Other than the Voting Agreement and the Irrevocable Proxies, there are no voting trusts, proxies, voting agreements, rights plans, anti-takeover plans, registration rights agreements, or similar agreements or understandings to which the Company or any of its subsidiaries is a party or of which the Company otherwise has knowledge with respect to the voting of capital stock of the Company. There are no outstanding contractual obligations of the Company or any of its subsidiaries (i) restricting the transfer of; (ii) affecting the voting rights of; (iii) requiring the repurchase, redemption, or disposition of, or containing any right of first refusal with respect to; (iv) requiring the registration for sale of; or (v) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock or any capital stock of, or other equity interests in, the Company or any of its subsidiaries.
     (g) With respect to the Options, (i) each Option intended to qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, and the rules and regulations adopted pursuant thereto (the “Code”), so qualifies; (ii) each grant of an Option was duly authorized no later than the date on which the grant of such Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company board of directors (the “Company Board”) (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required stockholder approval by the necessary number of votes or written consents; (iii) each such grant was made in accordance with the terms of the applicable Company stock option plan, the United States Securities Exchange Act of 1934 (the “Exchange Act”) and all other Applicable Laws, including the rules of the Toronto Stock Exchange; (iv) the per share exercise price of each Option was not less than the fair market value of a share of Company Common Stock on the applicable Grant Date; and (v) each such grant was properly accounted for in all material respects in accordance with United States generally accepted accounting principles (“GAAP”) in the financial statements (including the related notes) of the Company and disclosed in the Company SEC Reports (as defined in Section 3.4) and all other Applicable Laws. The Company has not granted, and there is no and has been no Company policy or practice to grant, Options prior to, or otherwise coordinate the grant of Options with, the release or other public announcement of material information regarding the Company or any of its subsidiaries or their financial results or prospects. The stock option plans under which the Options were granted permit, or as of the Closing

Date will permit, the treatment of such Options in the Merger as contemplated by Section 1.8.
     (h) For purposes of this Agreement:
     (i) “Applicable Laws” means, with respect to any person, any international, national, federal, state, provincial, or local law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, or other similar requirement enacted, adopted, promulgated, or applied by a Governmental Authority that is binding upon or applicable to such person, as amended unless expressly specified otherwise.
     (ii) “Governmental Authority” means (A) any government or any state, province, department, local authority, or other political subdivision thereof; (B) any governmental body, agency, authority (including any taxing authority or transgovernmental or supranational entity or authority), minister, or instrumentality (including any court, arbitral body, or other tribunal) exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government; or (C) any stock exchange (including the Toronto Stock Exchange).
     3.3 Authority; Non-Contravention.
     (a) The Company has the corporate power and authority to execute and deliver this Agreement and, subject to obtaining the adoption and approval of this Agreement by the stockholders of the Company, to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by the Company have been duly and effectively authorized by the Company Board. As of the date hereof, the Company Board has determined to recommend unanimously the adoption and approval of this Agreement and the Merger to the stockholders of the Company. Except for the adoption and approval of this Agreement and the Merger by the stockholders of the Company as provided in Section 5.2(a), no further corporate action is necessary on the part of the Company to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the accuracy of the representations and warranties of Parent, Operating Sub, and Sub set forth in the first two sentences of Section 4.2(a), constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a court of law or equity) (the “Enforcement Limitations”).
     (b) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company or any of its subsidiaries of the transactions contemplated hereby, will (i) conflict with or result in a breach of the corporate charter or bylaws or similar organizational documents, as currently in effect, of the Company or any of its subsidiaries; (ii) require the consent or approval of, or any filing with, any Governmental Authority having jurisdiction over any of the businesses or material assets of the Company or any of its subsidiaries or violate any order, writ, injunction, decree, statute, rule, or regulation applicable to the Company or any of its subsidiaries or any of their properties or assets; or (iii) result in a breach of, or constitute a default or an event that, with the passage of time or the giving of notice or both, would constitute a default, give rise to a right of termination, cancellation or acceleration, create any entitlement to any payment or benefit, require notice to or the consent of any third party, or result in the creation of a lien on any of the properties or assets of the Company or any of its subsidiaries under, any other instrument, contract, or agreement to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound, except, (I) in the case of clause (ii), (A) such reports under Section 15(d) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and (B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business as a foreign corporation, and (II) in the case of clause (iii), such breach or default would not reasonably be expected to have a Material Adverse Effect.
     (c) No antitrust or competition-law notices, filings, or approvals by or with respect to the Company or any of its subsidiaries, including those under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Investment Canada Act, or the Competition Act (Canada), are required in connection with the Merger.
     3.4 Securities Reports.
     (a) The Company has heretofore made available to Parent (i) a draft dated June 16, 2008 of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008 (the “2008 Form 10-K”), and, (ii) in the form filed with the United States Securities and Exchange Commission (the “SEC”), all reports or registration statements and all other filings made by the Company with the SEC since June 30, 2006 (collectively with the 2008 Form 10-K, the “SEC Reports”). No SEC Report (including any document incorporated by reference therein), as of its filing date or, if amended, as of the date of the last such amendment, or, with respect to the 2008 Form 10-K, as of June 16, 2008 (other than in connection with any required subsequent disclosure relating to the transaction contemplated hereby), contained or will contain any untrue statement of a material fact or omitted or will omit to state any fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and each SEC Report at the time of its filing complied or will comply as to form in all material respects with Applicable Laws. Since November 2, 2006, the Company has filed in a timely manner all reports that it was required to file with the SEC under the Exchange Act and the rules and regulations of the SEC.

     (b) Each of the consolidated financial statements contained in the SEC Reports (i) comply as to form, as of their respective filing dates with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto); and (iii) fairly presented in all material respects the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows and changes in stockholders’ equity of the Company and its subsidiaries for the periods indicated, subject in the case of quarterly financial statements to normal year-end adjustments and except that the quarterly financial statements do not contain all of the footnote disclosures required by GAAP to the extent permitted by the rules and regulations of the SEC.
     (c) The Company’s system of internal controls over financial reporting is reasonably sufficient in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP; (ii) that receipts and expenditures are executed in accordance with the authorization of management; and (iii) regarding prevention or timely detection of the unauthorized acquisition, use, or disposition of the Company’s assets that would materially affect the Company’s financial statements. No significant deficiency or material weakness was identified in management’s assessment of internal controls as of March 31, 2008 (nor has any such deficiency or weakness since been identified).
     (d) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC; and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.
     (e) The Company is in material compliance with the applicable listing and corporate governance rules and regulations of the Toronto Stock Exchange.
     (f) Except as permitted by the Exchange Act, since November 2, 2006, neither the Company nor any of its affiliates has made, arranged, or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of the Company.
     3.5 Undisclosed Liabilities. There are no material liabilities, either individually or in the aggregate, of the Company or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) liabilities disclosed or set forth in the Company’s balance sheet included in the 2008 Form 10-K (the

“Balance Sheet”); (b) liabilities incurred in the ordinary course of business since the date of the Balance Sheet; (c) liabilities under, or required to be incurred under, this Agreement; and (d) liabilities (other than those in default) (i) under contracts and agreements set forth in Section 3.9 of the Disclosure Schedule or the non-disclosure of which therein does not constitute a misrepresentation under Section 3.9 of this Agreement or (ii) under Employee Plans set forth in Section 3.14 of the Disclosure Schedule.
     3.6 Absence of Changes. Except for liabilities incurred in connection with this Agreement and the transactions contemplated hereby, and except as disclosed in the SEC Reports filed before the date of this Agreement, from the date of the Balance Sheet through the date of this Agreement, the Company and its subsidiaries have conducted their business only in the ordinary course consistent with past practice, and there has not been (a) any damage, destruction or loss, whether covered by insurance or not, that has had or would reasonably be expected to have a Material Adverse Effect; (b) any other event, development or condition (financial or otherwise) of any character or any operations or results of operations that has had or would reasonably be expected to have a Material Adverse Effect; or (c) any other action or event that would have required the written consent of Parent under Section 5.1 had such action or event occurred after the date of this Agreement.
     3.7 Taxes.
     (a) For purposes of this Agreement, the following definitions shall apply:
     (i) “Tax” or “Taxes” means all tax imposed by any Governmental Authority, including national, provincial, state, local, or foreign taxes and other taxes on income, estimated income, alternative or add-on minimum, gross receipts, profits, business, license, occupation, stamp, premium, value added, consumption, utility, franchise, service, personal and real property (including special assessments or charges), sales, use, transfer, gains, excise, severance, environmental, unclaimed property, employment, unemployment, payroll, withholding, disability, social security, minimum tax, capital stock, registration, or any other tax, custom duty, ad valorem levy, governmental fee, or other like assessment or charge of any kind, together with any interest or any penalty, addition to tax, or additional amount, whether disputed or not, and including any liability for the taxes of any person as a transferee, successor, or agent, by contract, or otherwise.
     (ii) “Tax Returns” means all returns, forms, computations, declarations, elections, and claims for refund relating to Taxes, including any schedules or attachments thereto and any amendments thereof.
     (b) (i) All Tax Returns required to be filed by, or with respect to, the Company and its subsidiaries have been duly and timely filed (taking into account any extensions); (ii) the information included in the Tax Returns filed by or with respect to the Company and its subsidiaries is complete and accurate in all material respects; (iii) all Taxes due and payable by the Company and its subsidiaries have been timely paid; (iv)

no Taxes are due by the Company and its subsidiaries in any jurisdiction in which Tax Returns have not been filed; (v) no action, suit, examination, proceeding, investigation, audit, or claim is now proposed, pending, or, to the knowledge of the Company, threatened with respect to the Company or any of its subsidiaries in respect of any Tax; (vi) no notice or claim has been made by a Governmental Authority in a jurisdiction where the Company or any of its subsidiaries does not file a particular Tax Return that it is or may be subject to that particular Tax in that jurisdiction; (vii) there are no liens for Taxes upon the assets of the Company or any of its subsidiaries, other than liens for Taxes not yet due or payable; and (viii) the Balance Sheet reflects an adequate reserve for all Taxes for which the Company or any of its subsidiaries may be liable for all taxable periods and portions thereof through the date thereof.
     (c) The Company and its subsidiaries have withheld and paid all Taxes required to have been withheld under Applicable Law.
     (d) Neither the Company nor its subsidiaries has any liability for Taxes of any other person (other than the Company or any subsidiary) as a transferee, successor, or agent, by contract, or otherwise. Neither the Company nor any of its subsidiaries has ever been a party to or bound by any Tax-indemnity, Tax-allocation, or Tax-sharing agreement.
     (e) Neither the Company nor any of its subsidiaries has agreed or is required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period as a result of any (i) change in method of accounting for a taxable period; (ii) agreement with any Governmental Authority with regard to the Tax liability of the Company or any of its subsidiaries; (iii) installment sale or open transaction disposition by the Company or the relevant subsidiary; or (iv) prepaid amount.
     (f) The Company and each of its subsidiaries is duly and properly registered in each country and territory where required by Applicable Law for VAT and any other equivalent local or regional Taxes for which registration is required by Applicable Law.
     (g) There is no agreement, plan, arrangement, or other contract covering any current or former employee or independent contractor of the Company or any of its subsidiaries that would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to any applicable Tax law or regulation.
3.8 Properties.
     (a) The Company and its subsidiaries have good and marketable title to all property, assets, and rights reflected in the Balance Sheet or acquired by the Company and its subsidiaries after the date of the Balance Sheet (except for inventory and obsolete equipment sold or otherwise disposed of in the ordinary course of business) or otherwise purported to be owned by them, and have a valid leasehold interest in or other right to use all other property, assets, and rights used in their businesses, free and clear of all Encumbrances of any kind or character other than:
     (i) liens for Taxes not yet due and payable;
     (ii) mechanic’s, warehousemen’s, materialmen’s, landlord’s, or similar liens securing obligations incurred in the ordinary course of business that are not yet due and payable;
     (iii) Encumbrances on real property in the nature of zoning restrictions, easements, rights of way, encroachments, restrictive covenants, and other similar rights or restrictions that were not incurred in connection with the borrowing of money or the obtaining of advances or credit and that do not, individually or in the aggregate, materially detract from the value of the properties subject thereto or affected thereby or materially impair present business operations at such properties; and
     (iv) existing Encumbrances disclosed in the Balance Sheet (or in the notes thereto).
     (b) Section 3.8(b) of the Disclosure Schedule sets forth a complete list of all real property and interests in real property owned in fee by the Company or any of its subsidiaries (individually, an “Owned Real Property” and collectively, the “Owned Real Properties”). With respect to each parcel of Owned Real Property:
     (i) Except for noncompliance that would not reasonably be expected to have a Material Adverse Effect, the use and occupancy of the Owned Real Properties are in compliance with all Applicable Laws and all applicable insurance requirements.
     (ii) There are no leases, subleases or occupancy agreements in effect with respect to the Owned Real Properties. There are no pending or, to the knowledge of the Company, threatened or contemplated actions or proceedings regarding condemnation or other eminent domain actions or proceedings affecting the Owned Real Properties or any part thereof or of any sale or other disposition of the Owned Real Properties or any part thereof in lieu of condemnation.
     (c) Section 3.8(c) of the Disclosure Schedule sets forth a complete list of all real property and interests in real property leased or occupied by the Company or any of its subsidiaries, or which the Company or any of its subsidiaries has the right to occupy, now or in the future (each, a “Real Property Lease,” and the real properties specified in such leases being referred to as the “Leased Real Property”). With respect to each parcel of Leased Real Property:
     (i) Each Real Property Lease is legal, valid, and binding and in full force and effect (subject to the Enforcement Limitations), and neither the

Company nor any of its subsidiaries nor, to the knowledge of the Company, any other party thereto is in material default under or in respect of any Real Property Lease.
     (ii) None of the Company, any of its subsidiaries, nor any other party to any Real Property Lease is in breach or default under such Real Property Lease, except for (A) such defaults and events as to which requisite waivers or consents have been obtained, and (B) breaches or defaults that would not reasonably be expected to have a Material Adverse Effect.
     (iii) No Real Property Lease requires the consent of any landlord as a result of the transactions contemplated by this Agreement, except where the failure to obtain such consent would not reasonably be expected to have a Material Adverse Effect.
     (iv) The Company has made available to Parent correct and complete copies of each Real Property Lease.
     (d) All of the land, buildings, structures, and other improvements used by the Company or any of its subsidiaries in the conduct of their respective businesses are included in the Owned Real Property and the Leased Real Property.
     (e) Neither the Company nor any of its subsidiaries is a party to any development, incentive, or other agreement with any Governmental Authority that limits in any material respect the right of the Company or any of its subsidiaries to protest property-related Taxes, establishes minimum property-related Taxes, or requires continued business operation at any particular location.
     3.9 Contracts. All Contracts in effect on the date hereof have been either included as an exhibit to an SEC Report filed before the date of this Agreement or made available to Parent and listed in Section 3.9 of the Disclosure Schedule. All Contracts are legal, valid, and binding and in full force and effect (subject to the Enforcement Limitations), and neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any other party thereto is in material default under or in respect of any Contract. As used herein, “Contract” means (a) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC); and (b) each of the following other agreements or contracts, whether written or oral, to which the Company or any of its subsidiaries is a party or by which any of them or their properties or assets are bound:
     (i) each effective employment agreement, severance agreement, non-competition agreement, or indemnification agreement with any director, employee, or former employee of the Company or any of its subsidiaries;
     (ii) each contract, whether as licensor or licensee, for the license of any patent, know-how, trademark, trade name, service mark, copyright, software, or other intangible asset (other than non-negotiated licenses of generally available commercial software);
     (iii) each loan agreement, indenture or other instrument, contract, or agreement under which any money has been borrowed or loaned or under which any note, bond, or other evidence of indebtedness has been issued and remains outstanding, each guaranty, indemnification, or assumption agreement, and each contract to reimburse any maker of a letter of credit or banker’s acceptance;
     (iv) each mortgage, contract for deed, security agreement, conditional sales contract, financing, “synthetic” or capitalized lease, or similar agreement that effectively creates an Encumbrance on any assets of Company or any of its subsidiaries (other than any purchase money security interest, conditional sales contract, capitalized lease, or similar agreement that creates an Encumbrance only on tangible personal property and the unpaid obligations of the Company or any of its subsidiaries under which are C$250,000 or less);
     (v) each contract restricting the Company or any of its subsidiaries from engaging in business or from competing with any other persons, or pursuant to which any benefit or right is required to be given or lost as a result of so engaging or competing;
     (vi) each partnership or joint venture agreement;
     (vii) each agreement for the purchase or sale of products or services (other than purchase or sales orders entered into in the ordinary course of business on an order-by-order basis) under which the undelivered balance of such products or services has a price in excess of C$250,000;
     (viii) each agreement for capital expenditures the unpaid obligations of the Company or any of its subsidiaries under which exceed C$250,000;
     (ix) each lease of tangible personal property the unpaid obligations of the Company or any subsidiary under which exceed C$250,000;
     (x) each agreement for the purchase or sale of any business, division, or subsidiary by or to the Company or any of its subsidiaries not yet consummated or under which the Company or any of its subsidiaries has any continuing indemnification obligations;
     (xi) each agreement with any officer or director of the Company or any of its subsidiaries, any beneficial owner of five percent or more of the outstanding Company Common Stock, any ascendant, descendent, sibling or spouse of any such officer, director or beneficial owner, or any trust, partnership, corporation or other entity in which any of such persons has at least a five percent equity interest (collectively, “Associates”);

     (xii) each option, right of first refusal, or right of first offer with respect to the sale, purchase, or leasing of any real property;
     (xiii) each agreement that contains any “take or pay” provisions that obligate the Company or any of its subsidiaries to make minimum periodic payments or payment commitments to the Company’s or any of its subsidiaries’ carrier service providers for communications bandwidth;
     (xiv) each agreement that (A) grants any exclusive license or supply or distribution agreement or other exclusive rights; (B) grants any “most favored nation” rights, rights of first refusal, rights of first negotiation, or similar rights with respect to any product or service; or (C) contains any provisions that requires the purchase of all or a given portion of the Company’s or any of its subsidiaries’ requirements from a given third party, or any similar provision;
     (xv) each agreement that relates to any derivatives or hedging transaction;
     (xvi) each agreement that gives rise to a right of termination, cancellation, or acceleration, creates any entitlement to any material payment or benefit, requires notice to or the consent of any third party, or results in the creation of an Encumbrance on any of the properties or assets of the Company as a result of the transactions contemplated by this Agreement; and
     (xvii) each agreement entered into other than in the ordinary course of business.
     3.10 Intellectual Property.
     (a) Other than Intellectual Property (as defined below) that is licensed by the Company or any of its subsidiaries (“Licensed Intellectual Property”), Section 3.10(a) of the Disclosure Schedule sets forth a true and correct list of all: (i) trademarks, service marks, trade names, logos, internet domain names, and other symbols, names or marks used to identify products or services; (ii) patents and other industrial property rights; (iii) works of authorship, including copyrights and moral rights; (iv) computer programs and software, including source code, object code, firmware, and HTML code (collectively “Software”); (v) databases, compilations, customer lists, data, trade secrets, confidential information, and know-how; (vi) technology, inventions, processes, formulae, algorithms, models, and methodologies; (vii) all rights in or relating to the foregoing; and (viii) any other intellectual property rights, rights of publicity or privacy (collectively “Intellectual Property”) that are held or used by the Company or any of its subsidiaries (collectively, the “Owned Intellectual Property”) that are: (A) the subject of a registration or an application for a registration with a Governmental Authority; or (B) material to the operation of the business of the Company or any of its subsidiaries.
     (b) To the knowledge of the Company, no Intellectual Property is used or held for use by the Company or any of its subsidiaries in the conduct of its business, except the Licensed Intellectual Property that is identified in Section 3.10(b) of the Disclosure Schedule and any Owned Intellectual Property.
     (c) Neither the Company nor any of its subsidiaries has (i) defaulted under any license of Licensed Intellectual Property; (ii) knowledge of circumstances that would reasonably be expected to give rise to any such default; or (iii) knowledge of circumstances that are causing or would be reasonably expected to cause the loss or impairment of any Owned Intellectual Property or Licensed Intellectual Property.
     (d) (i) The Company exclusively owns all right, title, and interest in and to the Owned Intellectual Property free and clear of any Encumbrance; and (ii) neither the Company nor any of its subsidiaries has granted any person any right in or to the Owned Intellectual Property or the Licensed Intellectual Property other than in the ordinary course of the business of the Company or its subsidiaries in a manner that would not reasonably be expected to have a Material Adverse Effect.
     (e) Each of the Company and its subsidiaries owns or otherwise has all Intellectual Property rights necessary for the conduct of its business as currently conducted and as currently proposed to be conducted by the Company and its subsidiaries. Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements) will, with or without notice or lapse of time, result in, or give any other person the right or option to cause or declare, (i) a loss of, or Encumbrance on, any material Owned Intellectual Property or Licensed Intellectual Property; (ii) a material breach of or default under any license of Licensed Intellectual Property; (iii) the release, disclosure, or delivery of any Owned Intellectual Property by or to any escrow agent or other person; or (iv) the grant, assignment, or transfer to any other person of any license or other right or interest under, to, or in any of the Owned Intellectual Property.
     (f) Neither the Company nor any of its subsidiaries: (i) infringes, has infringed, misappropriated, or otherwise violated any Intellectual Property of any other person; (ii) has made use of any Intellectual Property in violation of the rights of any other person; or (iii) has knowledge of any allegations by any other person to the contrary or any facts or circumstances that could reasonably give rise to such an allegation.
     (g) Neither the Company nor any of its subsidiaries has knowledge of any pending Intellectual Property of any other person that, if issued or registered, would be infringed upon by the current operations of the Company or any of its subsidiaries.
     (h) To the knowledge of the Company and each of its subsidiaries, no person is infringing, misappropriating, or otherwise violating in any material respect the Owned Intellectual Property or the Licensed Intellectual Property or is making use of any Intellectual Property in violation of the rights of any of the Company or any of its subsidiaries. The Company and each of its subsidiaries have taken all steps reasonably required to maintain applications and registrations for the Owned Intellectual Property in full force and effect, including timely payment of all fees and timely filing of all documents required under Applicable Laws. None of the Company or any of its subsidiaries or, to the knowledge of the Company or any of its subsidiaries, any licensor or licensee thereof has used or enforced, or failed to use or enforce, any of the Owned Intellectual Property or the Licensed Intellectual Property in any manner that is reasonably likely to limit its validity or result in its invalidity, or has received any notice that any of the Owned Intellectual Property or the Licensed Intellectual Property has been declared unenforceable or otherwise invalid by any Governmental Authority.
     (i) None of the Software used, marketed, distributed, provided, or licensed by the Company or any of its subsidiaries (collectively, “Company Software”) (i) contains any bug, defect, or error that affects the use, functionality, or performance of such Company Software or any product or system containing or used in conjunction with such Company Software in each case in a way that would reasonably be expected to have a Material Adverse Effect; or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Software, in each case in a way that would be reasonably likely to have a Material Adverse Effect. No Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (A) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (B) damaging or destroying any data or file without the user’s consent, in each case in a way that would reasonably be expected to have a Material Adverse Effect.
     (j) No product or service used, sold, distributed, licensed, leased, provided, or offered by the Company or any of its subsidiaries (“Company Product”) contains, is derived from, is distributed with, or is being or was developed using Software that is licensed under any terms that (i) impose or could impose a requirement or condition that any Company Product or part thereof (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making modifications or derivative works, or (C) be redistributable at no charge; or (ii) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of the Company or any of its subsidiaries to use, sell, distribute, license, lease, provide, or offer any Company Product.
     (k) Section 3.10(k) of the Disclosure Schedule identifies each privacy policy and data security policy of the Company or any of its subsidiaries (collectively, “Company Privacy Policy”) in effect at any time and identifies, with respect to each Company Privacy Policy, (i) the period of time during which such privacy policy was or has been in effect; (ii) whether the terms of a later Company Privacy Policy apply to the data or information collected under such privacy policy; and (iii) if applicable, the mechanism (such as opt-in, opt-out, or notice only) used to apply a later Company Privacy Policy to data or information previously collected under such privacy policy. Each of the Company and its subsidiaries have complied in all material respects at all times with all of the Company Privacy Policies and with all Applicable Laws pertaining to privacy and data.
     (l) Section 3.10(l) of the Disclosure Schedule identifies and describes each distinct electronic or other database containing any information relating to an identified or identifiable natural person (“Personal Data”) maintained by or for the Company or any of its subsidiaries at any time (the “Personal Databases”). No material breach or violation of any Company Privacy Policy relating to the Personal Databases has occurred, and there has been no unauthorized or illegal use of or access to any of the Personal Data in a way that would reasonably be expected to have a Material Adverse Effect.
     (m) The computer hardware, Software, network infrastructure, communications networks and facilities that the Company or any of its subsidiaries uses, and other system support mechanisms related to the foregoing (collectively, “IT Systems”): (i) are functioning properly and in accordance with all applicable specifications in all material respects; (ii) have in all material respects sufficient capacity, processing power and performance to meet the current business requirements and the currently expected business requirements of each of the Company and its subsidiaries without material degradation in quality, speed or functionality; and (iii) are in all material respects properly documented and covered by adequate maintenance, disaster recovery and business continuity agreements. Each of the Company and its subsidiaries has implemented procedures and safeguards for ensuring the security of its IT Systems and the data contained therein that are compliant with industry standards, including compliance with the Payment Card Industry Data Security Standard. Neither the Company nor any of its subsidiaries is in default of any representations, warranties, or covenants relating to the performance or the capabilities of the IT Systems or applications executed thereon made by it to any of its customers under any agreement in a way that would reasonably be expected to have a Material Adverse Effect.
     (n) The Company has made available to Parent a complete and accurate copy of each Intellectual Property related standard form of agreement (“Company IP Contract”) used by the Company and any of its subsidiaries at any time, including each standard form of (i) employee agreement containing any assignment or license of Intellectual Property; (ii) consulting or independent contractor agreement containing any Intellectual Property assignment or license; (iii) confidentiality or nondisclosure agreement(s); and (iv) authorization to use Owned Intellectual Property, Licensed Intellectual Property, or any aspect of the IT Systems. Section 3.10(n) of the Disclosure Schedule accurately identifies each Company IP Contract that deviates in any material respect from the corresponding standard form agreement.
     (o) Each person who is or was an employee or contractor of the Company or any of its subsidiaries, or any of their respective contractors, and who is or was involved in the creation or development of any Intellectual Property for the Company or any of its subsidiaries, has signed a valid, enforceable agreement (in substantially the form made available to Parent) containing an assignment of Intellectual Property to the Company or such subsidiary and confidentiality provisions protecting the Intellectual Property of the Company and its subsidiaries. No current or former stockholder, officer, director, or employee of the Company or any of its subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any Intellectual Property used by the Company or any of its subsidiaries.
     (p) Each of the Company and its subsidiaries have taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information pertaining to each of the Company and its subsidiaries.
     3.11 Litigation. As of the date hereof, there are no claims, litigation, arbitrations, administrative proceedings, abatement orders, or investigations of any kind pending or, to the knowledge of the Company, threatened in writing against the Company or any of its subsidiaries, or, to the knowledge of the Company, against any of their respective officers, employees or directors in connection with the business or affairs of the Company or any of its subsidiaries. As of the date hereof, there are no judgments, orders, writs, injunctions, decrees, indictments, subpoenas, or civil investigative demands or awards against the Company or any of its subsidiaries.
     3.12 Compliance with Laws.
     (a) Each of the Company and its subsidiaries has complied in all material respects with, and is not in material default under or in material violation of, any Applicable Laws or any other governmental restrictions, orders, judgments or decrees applicable to it or its properties or assets, and, as of the date hereof, to the Company’s knowledge, there have been no allegations by any Governmental Authority or private persons to the contrary.
     (b) Neither the Company nor any of its subsidiaries, nor anyone acting on their behalf, has made any material payments or otherwise provided any material benefits, direct or indirect, to any customer, supplier, Governmental Authority, or other person, or any employee or agent thereof, for the purpose of acquiring purchase or sales relationships, licenses, franchises, permits or other governmental authorizations, or for any other purpose, that are unlawful in any material respect.
     (c) The Company and each of its subsidiaries has conducted its export transactions in accordance in all material respects with all applicable provisions of export control laws and regulations. Without limiting the foregoing, (i) the Company and each of its subsidiaries is in material compliance with the terms of all export licenses or other approvals applicable to the Company or such subsidiary; and (ii) there are no pending or, to the knowledge of the Company, threatened claims against the Company or any of its subsidiaries with respect to such export licenses or other approvals.
     (d) Neither the Company nor any of its subsidiaries is a franchisee or franchisor, or is or may be deemed to be a franchisee or franchisor under any Applicable Law.

     3.13 Licenses and Permits. To the knowledge of the Company, each of the Company and its subsidiaries has in full force and effect all licenses, franchises, permits and other governmental authorizations necessary to permit it to lawfully conduct its business in the manner presently conducted and to own and use its properties and assets in the manner presently owned and used, and neither the Company nor any of its subsidiaries is in violation of any such material license, franchise, permit or other governmental authorization. No such license, franchise, permit or other governmental authorization will terminate or lapse as a result of the consummation of the transactions contemplated by this Agreement.
     3.14 Employee Plans. Except as otherwise provided in the Disclosure Schedule:
     (a) Each (i) employee pension benefit plan (“Pension Plan”), as such term is defined in Section 3 of the United States Employee Retirement Income Security Act of 1974, and the rules and regulations adopted pursuant thereto (“ERISA”); (ii) employee welfare benefit plan (“Welfare Plan”), as such term is defined in Section 3 of ERISA; (iii) group retirement savings plan as defined in Section 146(1) of the Income Tax Act (Canada) (“ITA”); (iv) deferred profit sharing plan as defined in Section 147(1) of the ITA; (v) registered pension plan, retirement compensation arrangement, employee profit sharing plan, salary deferral arrangement or employee benefit plan as defined in Section 248(1) of the ITA; or (vi) other deferred compensation, bonus, incentive, stock incentive, option, stock purchase, severance, pension, health, medical, dental, disability, life insurance, or other employee benefit plan, agreement, commitment or arrangement that is maintained by the Company or any of its Benefits Affiliates (as defined in Section 3.14(k)), or to which the Company or any of its Benefits Affiliates contributes or is under any obligation to contribute, or with respect to which the Company or any of its Benefits Affiliates has any liability (whether current or contingent) (each, an “Employee Plan” and collectively, the “Employee Plans”) is listed in Section 3.14 of the Disclosure Schedule, and a copy of each Employee Plan that is a written plan has been made available to Parent. In addition, copies of the most recent determination or opinion letter issued by the Internal Revenue Service, registration letter issued by the Canada Revenue Agency or any pension authority in Canada and, if applicable, the most recent actuarial reports or valuations with respect to each Pension Plan or registered pension plan in Canada, copies of the most recent summary plan description for each Pension Plan and each Welfare Plan, copies of the employee booklets for any other Employee Plans, copies of any trust agreement, insurance contract or other funding or investment arrangements for the benefits under each Employee Plan, and copies of the annual reports (e.g., Form 5500 Series in the US, the Pension Plan Information and Tax Return filed in Canada or the annual information return filed with the pension authority of the Province or the Office of Superintendent of Financial Institutions in Canada, as applicable) required to be filed with any Governmental Authority for each Employee Plan for the three most recent plan years of each such plan, have been made available to Parent.
     (b) Each of the Company and its Benefits Affiliates has made on a timely basis all contributions or payments required to be made by it in all material respects under the terms of the Employee Plans, ERISA, Code, ITA, applicable pension legislation in Canada or other Applicable Laws.
     (c) Each Employee Plan (and any related trust or other funding instrument) has been administered in all respects in compliance with its terms and in both form and operation is in compliance in all material respects with the applicable provisions of ERISA, Code, ITA, the pension standards legislation of any applicable Province or Canada and other Applicable Laws, and all reports required to be filed with any Governmental Authority with respect to each Employee Plan have been timely filed. The Company has no knowledge of facts that would be reasonably expected to cause the Internal Revenue Service to disqualify any Pension Plan that is intended to be a tax-qualified plan under Section 401(a) of the Code. Each Employee Plan in Canada that is subject to registration under the ITA or the pension standards legislation of any Province or Canada has been so registered, and nothing has occurred since the date of such registration that would be reasonably expected to cause the Canada Revenue Agency or the pension authority to revoke the registration of any such Employee Plan.
     (d) There are no claims (other than routine claims for benefits) or proceedings pending or, to the knowledge of the Company, threatened by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the Canada Revenue Agency, the applicable pension authority in Canada, or any participant or beneficiary with respect to any Employee Plan or any other employee benefit plan, agreement, commitment or arrangement in the past maintained by the Company or any of its Benefits Affiliates or to which the Company or any of its Benefits Affiliates has ever been under an obligation to contribute. Neither the Company nor, to the knowledge of the Company, any plan fiduciary of any Pension Plan or Welfare Plan has engaged in any transaction in violation in any material respect of Section 406(a) or (b) of ERISA (for which no exemption exists under Section 408 of ERISA) or any “prohibited transaction” (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 4975(c)(2) or 4975(d) of the Code.
     (e) Neither the Company nor any of its Benefits Affiliates has ever been a sponsor of, contributed to, or been under an obligation to contribute to any Pension Plan that is subject to Title IV of ERISA or Section 412 or Section 430 of the Code, any “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, or, in the case of an Employee Plan in Canada, any registered pension plan, as defined under the ITA, or a “pension plan” as defined under applicable pension benefits standards legislation.
     (f) Except as provided for in this Agreement, neither the Company nor any of its Benefits Affiliates is a party to any oral or written (i) agreement with any director, officer or other employee of the Company or any of its Benefits Affiliates the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement; or (ii) agreement or plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.
     (g) No Employee Plan provides health, dental, or life insurance benefits to any employee of the Company or any Benefits Affiliate, or any dependent of such an employee, following termination of the employee’s employment, except as may be required by Section 4980B of the Code or any similar state law.
     (h) The Company and its Benefits Affiliates have at all times satisfied in all material respects all contribution obligations to all applicable government sponsored pension or welfare benefit programs in Canada including the Canada Pension Plan (CPP) or Quebec Pension Plan (QPP), the Old Age Security Act (OAS) program, unemployment insurance, workers’ compensation, and the health or medical services plan of the applicable Province.
     (i) Each Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in compliance in all material respects with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of (i) Section 409A of the Code and (ii)(A) the proposed and final Treasury Regulations issued thereunder and (B) Internal Revenue Service Notice 2005-1, all subsequent Internal Revenue Service Notices and other interim guidance on Section 409A of the Code.
     (j) All employee data necessary to administer each Employee Plan is in the possession of the Company or the Benefits Affiliates or their agents and is in a form that is sufficient for the proper administration of the Employee Plan in all material respects in accordance with its terms and all Applicable Laws, and such data is complete and correct in all material respects. No condition exists that would prevent the Company or its Benefits Affiliates from amending or terminating any Employee Plan, other than any limitations imposed by Applicable Law.
     (k) For purposes of this Agreement, the term “Benefits Affiliate” (i) with respect to any Employee Plan in the U.S., includes any business entity that is required to be aggregated and treated as one employer with the Company under Section 414(b), (c) or (m) of the Code, or (ii) with respect to any Employee Plan in Canada, any business entity with which the Company does not deal at arms length as determined under Section 251 of the ITA.
     3.15 Employment and Labor Matters.
     (a) There are no material outstanding, pending, or, to the knowledge of the Company, threatened or anticipated assessments, actions, causes of action, claims, complaints, demands, orders, prosecutions, or suits against the Company or its subsidiaries, or any of their respective directors, officers or agents, pursuant to or under the Canada Pension Plan or any other Applicable Laws relating to unemployment insurance, employer health tax, employment standards, labor relations, occupational health and safety, human rights, workers’ compensation, or pay equity. The Company has no obligation to reinstate any employees.
     (b) The Company has not made any agreements, whether directly or indirectly, with any labor union, employee association, or other similar entity or made commitments to or conducted negotiations with any labor union or employee association or other similar entity with respect to any future agreements. No trade union, employee association, or other similar entity has any bargaining rights acquired by either certification or voluntary recognition with respect to the employees. None of the Company or any of its subsidiaries is aware of any current attempts to organize or establish any labor union, employee association, or other similar entity affecting the Company or its subsidiaries. There are no outstanding labor tribunal proceedings of any kind, including any proceedings that would be reasonably expected to result in certification of a trade union as bargaining agent for the employees, and there have not been any such proceedings. To the knowledge of the Company, there are no threatened or apparent union organizing activities involving the employees. To the knowledge of the Company, none of the Company or any of its subsidiaries has any material labor problems that would be reasonably expected to affect the value of the business or lead to any interruption of the Company’s or its subsidiaries’ operations at any location.
     3.16 Environmental.
     (a) Neither the Company nor any of its subsidiaries has received written notice of, or, to the knowledge of the Company, is subject to, any pending or threatened action, cause of action, claim, or investigation alleging liability under or non-compliance with any Applicable Laws relating to pollution or the protection of human health or the environment (“Environmental Laws”), except for such actions, causes of action, claims, or investigations that would not reasonably be expected to have a Material Adverse Effect. The Company and each of its subsidiaries are in compliance with all Environmental Laws, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect. The Company and each of its subsidiaries holds and is in compliance with all permits required to be held by it under Environmental Laws, except where the failure to hold any such permit or to comply with any such permit would not reasonably be expected to have a Material Adverse Effect.
     (b) To the knowledge of the Company, there has been no spill, discharge, leak, emission, injection, disposal, escape, dumping, or release of any kind (collectively, “Release”) of any pollutants, contaminants, hazardous substances, hazardous chemicals, toxic substances, hazardous wastes, infectious wastes, radioactive materials, materials, petroleum (including crude oil or any fraction thereof) or solid wastes, including those defined in any Environmental Law (“Hazardous Materials”), on, beneath, above, or into any of the Owned Real Property or the Leased Real Property, except for any Releases permitted by law or that have not had and would not reasonably be expected to have a Material Adverse Effect.

     (c) Except for any matters that have not had and would not reasonably be expected to have a Material Adverse Effect, there is no Environmental Claim pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or against any person or entity whose liability for such Environmental Claim the Company or any of its subsidiaries has retained or assumed either contractually or by operation of law. “Environmental Claim” means any notice by a person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on, or resulting from (i) the presence, or release into the environment, of any material or form of energy at any location, whether or not owned by the Company or any of its subsidiaries; or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.
     (d) Neither the Company nor any of its subsidiaries has released any Hazardous Materials at or from any Owned Real Property or Leased Real Property, except as would not reasonably be expected to have a Material Adverse Effect.
     (e) The Company has made available to Parent complete and correct copies of all reports, licenses, permits, authorizations, disclosures, and other documents of which it is aware relating in any way to the status of any of the Owned Real Property or the Leased Real Property or otherwise relating to the business of the Company or any of its subsidiaries with respect to any Environmental Law.
     3.17 Suppliers and Customers. Section 3.17 of the Disclosure Schedule lists the names of the 20 largest customers, and the 20 largest suppliers, of the Company and its subsidiaries, taken as a whole, for the 12-month period that commenced April 1, 2007 and ended on March 31, 2008. As of the date hereof, no such customer or supplier of the Company or any of its subsidiaries has canceled, or otherwise so modified in a manner materially adverse to the Company and its subsidiaries, taken as a whole, or given written notice to the Company or any of its subsidiaries of an intention to so cancel or otherwise so modify, its business relationship with the Company or any of its subsidiaries.
     3.18 Insurance. Section 3.18 of the Disclosure Schedule lists (a) all material policies of liability, property, casualty, environmental, and other forms of insurance owned or held by the Company and each of its subsidiaries, copies of which have previously been made available to Parent; and (b) all material insurance claims filed by the Company under such policies that have not been paid in full as of the date hereof and the amounts claimed thereunder. All such insurance policies maintained by the Company and its subsidiaries are in full force and effect, all premiums required to have been paid with respect thereto have been paid, no notice of cancellation in respect thereof has been received and none of such insurance policies will terminate or lapse as a result of the consummation of the transactions contemplated by this Agreement.
     3.19 Competition Act (Canada). For the purposes of determining the application of the pre-merger filing requirements of the Competition Act (Canada), the Company, together with its affiliates (as defined in the Competition Act (Canada)), has assets in Canada with an aggregate value of approximately C$5,615,000 and gross revenues from sales in, from, or into Canada with an aggregate value of approximately C$12,925,000, as shown on the Balance Sheet and corresponding statement of operations.
     3.20 Antitakeover Provisions. All necessary approvals have been granted by the Company Board under Section 203 of the Delaware Law so that none of the execution of the Voting Agreement, the granting of the Irrevocable Proxies, or any beneficial ownership of Company Common Stock by Parent, Operating Sub, Sub or any of Parent’s other affiliates after the execution of this Agreement will limit, delay, or impair the consummation of the Merger or any other transaction with the Company or any of its subsidiaries by Parent, Operating Sub, Sub or any of Parent’s other affiliates under Section 203 of the Delaware Law. No “fair price,” “business combination,” “moratorium,” “control share acquisition,” or other similar antitakeover statute, regulation, or charter provision applies or purports to apply to the Company with respect to this Agreement, the Merger, or any other transactions contemplated by this Agreement.
     3.21 Stockholder Voting Requirement. The only vote of the Company’s stockholders necessary to consummate the Merger under the Delaware Law and the Company’s Certificate of Incorporation and Bylaws is the affirmative vote of the holders of a majority of the Company Common Stock.
     3.22 Associate Transactions. Except as disclosed in the SEC Reports filed before the date of this Agreement, no Associate (a) purchases from or sells or furnishes to the Company or any of its subsidiaries any material goods or services; (b) owns, leases or licenses any real or material personal property that is used by the Company or any of its subsidiaries; or (c) is a party to any contract or agreement for joint purchases or sales of any material goods or services with the Company or any of its subsidiaries.
     3.23 Unregistered Sale of Securities. The Company has neither issued nor sold any Company securities that were not registered at the time of sale under the United States Securities Act of 1933 (the “Securities Act”) or otherwise issued pursuant to an available exemption from registration under the Securities Act.
     3.24 Brokers; Finders; Transaction Fees.
     (a) Except for the fees of RBC Dominion Securities Inc. as financial advisor to the Company, which fees the Company agrees to pay, there are no claims for brokerage commissions, finders’ fees, investment advisory fees, or similar compensation in connection with this Agreement or the transactions contemplated by this Agreement, based on any arrangement, understanding, commitment, or agreement made by or on behalf of the Company or any of its subsidiaries, obligating the Company or any of its subsidiaries, or Parent, Operating Sub, or Sub, to pay such claim. The Company has made available to Parent a true and correct copy of all agreements under which any fees or other remuneration are due from the Company or any of its subsidiaries to RBC Dominion Securities Inc.

     (b) Section 3.24 of the Disclosure Schedule sets forth a statement of all (i) financial advisory fees (including fairness opinion costs), (ii) estimated legal fees and expenses (except for expenses relating to printing and mailing the Information Circular and any fees and expenses relating to any litigation relating to the Merger or the other transactions contemplated by this Agreement), or (iii) any other estimated professional fees and expenses, in each case arising out of or related to the completion of the Merger or the other transactions contemplated by this Agreement incurred or to be incurred by the Company or any of its subsidiaries through the Effective Time.
     3.25 Fairness Opinion. The Company Board has received an opinion of RBC Dominion Securities Inc. to the effect that, as of the date of this Agreement, the Merger Consideration to be received in the Merger by the holders of Company Common Stock is fair to such holders from a financial point of view.
Article IV
Representations and Warranties
of Parent, Operating Sub, and Sub
     Each of Parent, Operating Sub, and Sub, jointly and severally, represents and warrants to the Company as follows:
     4.1 Corporate Organization. Parent is a corporation duly organized, validly existing, and in good standing under Minnesota law. Each of Operating Sub and Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.
     4.2 Authority; Non-Contravention.
     (a) Each of Parent, Operating Sub, and Sub has the corporate power to execute this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by Parent, Operating Sub, and Sub have been duly and effectively authorized by the respective Boards of Directors of such corporations, and, subject to Section 5.11, no further corporate action is necessary on the part of Parent, Operating Sub, or Sub to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent, Operating Sub, and Sub and, assuming the accuracy of the representations and warranties of the Company set forth in the first two sentences of Section 3.3(a), constitutes a valid and binding agreement of Parent, Operating Sub, and Sub, enforceable against Parent, Operating Sub, and Sub in accordance with its terms, except to the extent that enforceability may be limited by the Enforcement Limitations.
     (b) Neither the execution and delivery of this Agreement by Parent, Operating Sub, and Sub, nor the consummation by Parent, Operating Sub, or Sub of the transactions contemplated hereby, will (i) conflict with or result in a breach of the corporate charter or bylaws, as currently in effect, of Parent, Operating Sub, or Sub; (ii) require the consent or approval of, or any filing with, any Governmental Authority having jurisdiction over any of the businesses or assets of Parent, Operating Sub, or Sub, or violate any order, writ, injunction, decree, statute, rule, or regulation applicable to Parent, Operating Sub, or Sub or any of their properties or assets; or (iii) result in a breach of or constitute a default or an event that, with the passage of time or the giving of notice, or both, would constitute a default, or require notice to or the consent of any third party under, any other instrument, contract, or agreement to which Parent, Operating Sub, or Sub is a party or by which any of them or any of the properties or assets of any of them may be bound, except, in the case of clauses (ii) and (iii), (A) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; and (B) where such violations, breaches, or defaults, or the failure to obtain, make or give such consents, approvals, filings, or notices, would not, individually or in the aggregate, be reasonably expected to impair Parent’s, Operating Sub’s, or Sub’s ability to consummate the Merger or the other transactions contemplated hereby.
     (c) No antitrust or competition-law notices, filings, or approvals by Parent, Operating Sub, or Sub, including those under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Investment Canada Act, or the Competition Act (Canada), are required in connection with the Merger.
     4.3 Adequate Funds. Parent, Operating Sub, and Sub have, and will have at the Effective Time, sufficient funds for the payment of the aggregate Merger Consideration.
     4.4 Litigation. There are no claims, litigation, arbitrations, administrative proceedings, abatement orders, or investigations of any kind pending or, to the knowledge of Parent, threatened against Parent, Operating Sub, or Sub, which, if decided adversely to Parent, Operating Sub, or Sub, are reasonably likely to prevent, materially delay, or materially impair Parent’s or Sub’s ability to consummate the transactions contemplated by this Agreement. There are no judgments, orders, writs, injunctions, decrees, indictments, subpoenas or civil investigative demands or awards against Parent, Operating Sub, or Sub that are reasonably likely to prevent, materially delay, or materially impair Parent’s or Sub’s ability to consummate the transactions contemplated by this Agreement.
     4.5 Finders; Brokers. Except for fees of Cherry Tree & Associates, LLC, which Parent agrees to pay, there are no claims for brokerage commissions, finders’ fees, investment advisory fees, or similar compensation in connection with this Agreement or the transactions contemplated by this Agreement, based on any arrangement, understanding, commitment, or agreement made by or on behalf of Parent, Operating Sub, or Sub, obligating the Company or any of its subsidiaries, or Parent, Operating Sub, or Sub, to pay such claim.
Article V
Pre-Closing Covenants
     5.1 Operation of Business of the Company. From the date of this Agreement through the earlier of termination of this Agreement or the Effective Time, and except as set forth in Section 5.1 of the Disclosure Schedule:

     (a) The Company shall use its reasonable best efforts to preserve intact in all material respects its business organization, assets, and technology and those of its subsidiaries, to maintain its rights and franchises and those of its subsidiaries, to keep available to itself and to the Surviving Corporation the services of the present officers and employees of the Company and its subsidiaries, and to preserve for itself and for the Surviving Corporation the present relationships of the Company and its subsidiaries with persons having significant business dealings with the Company or any of its subsidiaries.
     (b) The Company shall, and shall cause each of its subsidiaries to, except as otherwise consented to in writing by Parent, conduct its business and operations in the ordinary course consistent with past practice.
     (c) Unless otherwise required by the terms of this Agreement, the Company shall not, and shall not permit any of its subsidiaries to, except as otherwise consented to in writing by Parent:
          (i) amend its Certificate of Incorporation, Bylaws, or other comparable charter or organizational documents, or alter through merger, liquidation, reorganization, restructuring, or in any other fashion the corporate structure or ownership of any subsidiary of the Company;
          (ii) increase or decrease the number of authorized shares of its capital stock;
          (iii) issue, grant, sell, or pledge any shares of capital stock or other equity securities of the Company or any of its subsidiaries (other than the issuance of shares of Company Common Stock upon exercise of Options outstanding as of the date of this Agreement that are disclosed in Section 3.2 in accordance with their terms) or any options, warrants, or other rights to purchase any such capital stock or other equity securities or any securities convertible into or exchangeable for any such capital stock or other equity securities or any stock appreciation rights, performance shares, phantom stock, or other similar rights based upon the value of any such capital stock or other equity securities, or reprice any Options;
          (iv) split, combine, or reclassify any shares of its capital stock or make any other changes in its equity capital structure;
          (v) purchase, redeem, or cancel for value, or permit any of its subsidiaries to purchase, redeem, or cancel for value, directly or indirectly, any shares of capital stock or other equity securities of the Company or any of its subsidiaries or any Options or other rights to purchase any such capital stock or other equity securities or any securities convertible into or exchangeable for any such capital stock or other equity securities, except as contemplated by Section 1.8;

          (vi) declare, set aside, or pay, or permit any of its subsidiaries to declare, set aside, or pay, any dividend or other distribution or payment in cash, stock, or property in respect of shares of its capital stock or other equity securities, except that any subsidiary of the Company may pay dividends or other distributions to the Company or any of its other wholly owned subsidiaries;
          (vii) designate any class or series of shares of Company Preferred Stock;
          (viii) purchase, lease, or otherwise acquire (including acquisitions by merger, consolidation, or stock or asset purchase) any assets or properties, other than those the fair value of which does not exceed C$100,000 individually or C$250,000 in the aggregate, and other than inventory and supplies acquired in the ordinary course of business consistent with past practice;
          (ix) sell, lease, encumber, mortgage, or otherwise dispose of any material assets or properties, except that the Company and its subsidiaries may sell or otherwise dispose of inventory and obsolete equipment in the ordinary course of business consistent with past practice;
          (x) waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing license, contract, or other document or agreement, other than in the ordinary course of business consistent with past practice;
          (xi) incur any indebtedness for money borrowed, other than indebtedness of the Company to its wholly owned subsidiaries or of a wholly owned subsidiary to the Company or its other wholly owned subsidiaries, or incur any purchase money indebtedness for fixed assets or enter into any financing, “synthetic,” or capitalized lease;
          (xii) incur any other liability or obligation (except of the Company to its wholly owned subsidiaries or of a wholly owned subsidiary to the Company or its other wholly owned subsidiaries), other than in the ordinary course of business consistent with past practice, or assume, guarantee, endorse (other than endorsements of checks in the ordinary course of business) or otherwise as an accommodation become responsible for the obligations of any other person (except by the Company with respect to the obligations of its wholly owned subsidiaries or by a subsidiary with respect to the obligations of the Company or its other wholly owned subsidiaries);
          (xiii) except as otherwise required by this Agreement, (A) enter into any new employee benefit plan, program, or arrangement, or any new employment, severance, or consulting agreement; (B) amend any existing employee benefit plan, program, or arrangement, or any existing employment, severance, or consulting agreement; (C) pay any retention, “stay,” transaction, or other bonuses in connection with the transactions contemplated by this Agreement; (D) grant any increases in compensation or benefits other than pursuant to customary salary and employee benefit administration in the ordinary course of business consistent with past practice; (E) hire any new employee of the Company or any of its subsidiaries at an annual compensation rate in excess of customary practice or, in any event, in excess of C$100,000; or (F) engage any new consultant to the Company or any of its subsidiaries outside of the ordinary course of business;
     (xiv) enter into, extend, renew, modify, or amend any collective bargaining agreement;
     (xv) enter into any other material transaction, other than in the ordinary course of business consistent with past practices;
     (xvi) make any tax election or settle or compromise any material tax liability;
     (xvii) change any accounting principles used by it, unless required by GAAP;
     (xviii) settle any litigation, proceedings, or material claims other than those arising in the ordinary course of business;
     (xix) enter into any agreement with any affiliate of the Company or any Associate, other than agreements solely between the Company and one or more of its wholly owned subsidiaries or between two or more of the Company’s wholly owned subsidiaries; or
     (xx) enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing.
     5.2 Stockholders’ Meeting; Information Circular.
     (a) The Company shall cause a special meeting of its stockholders to be duly called and held as soon as reasonably practicable after the execution of this Agreement for the purpose of voting on the adoption and approval of this Agreement and the Merger. Subject to Section 5.2(e), the Information Circular (as defined in Section 5.2(b)) shall contain the unanimous recommendation of the Company Board to the stockholders of the Company that they vote in favor of adoption and approval of this Agreement and the Merger, the Company shall solicit proxies in connection with the meeting in favor of such adoption and approval, and the Company shall otherwise use its reasonable best efforts to secure the adoption and approval of the stockholders of the Company required to effect the Merger under Applicable Law and the Company’s Certificate of Incorporation and Bylaws. The Company’s obligations to call and hold the stockholders’ meeting contemplated by this Section 5.2(a) shall not be affected by the announcement of, or the Company’s receipt of, an Acquisition Proposal (as defined in Section 5.3(a)) or by the failure to make a recommendation or any withdrawal, qualification, or adverse modification of the Company Board’s approval and recommendation of this Agreement and the Merger (or any public proposal to do any of the foregoing) (an “Adverse Recommendation Change”), provided that nothing stated in this Section 5.2(a) limits the Company’s right to terminate this Agreement under Section 8.1(e).
     (b) Contemporaneously with the first public announcement by the parties of the execution of this Agreement, the Company shall publish a notice of the date of the stockholders’ meeting described in Section 5.2(a), which date shall be a sufficient period of time after such notice to comply with Applicable Laws (but in no event will the date specified in the initial publication of such notice be later than July 31, 2008). The Company shall prepare an information circular, together with a form of proxy, with respect to the stockholders’ meeting as soon as reasonably practicable after the execution of this Agreement (such information circular, together with any amendments thereof or supplements thereto, being the “Information Circular”). The Information Circular shall comply in all material respects with the requirements of Applicable Law. The Company shall (i) as soon as reasonably practicable after the date hereof, mail the Information Circular to the stockholders of the Company and (ii) otherwise comply in all material respects with all other applicable legal requirements in respect of such meeting. Before mailing the Information Circular, the Company shall provide a reasonable opportunity for Parent to review and comment upon the contents of the Information Circular and shall not include therein any information to which Parent reasonably objects (provided that the Company shall retain the right to make any final decisions with respect to the exclusion of any information from the Information Circular) or omit therefrom any information that Parent reasonably requests. If, at any time before the stockholders’ meeting, any event relating to the Company or any of its subsidiaries, officers, or directors is discovered by the Company that should be set forth in an amendment or supplement to the Information Circular, the Company shall promptly so inform Parent.
     (c) The Company covenants that the Information Circular will not, at the time the Information Circular is mailed to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and will not, at the time of the meeting of stockholders to which the Information Circular relates, omit to state any material fact necessary to correct any statement that has become false or misleading in any earlier communication with respect to such meeting, except that no covenant is made by the Company with respect to statements made in the Information Circular based on information furnished in writing to the Company by Parent, Operating Sub, or Sub specifically for use in the Information Circular. The Company covenants that the Information Circular will comply as to form and substance in all material respects with the requirements of the Canadian securities rules (National Instrument 51-102) and any other Applicable Laws.
     (d) Parent covenants that none of the information supplied or to be supplied in writing by Parent, Operating Sub, or Sub specifically for inclusion in the Information Circular will, at the time the Information Circular is mailed to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or will, at the time of the meeting of stockholders to which the Information Circular relates, as then amended or supplemented, omit to state any material fact necessary to correct any statement that has become false or misleading in any earlier communication with respect to such meeting.
     (e) The Company Board may make an Adverse Recommendation Change only if it determines in good faith (after consultation with the Company’s outside legal counsel) that it is required to do so in order to comply with its fiduciary duties under Delaware law.
     (f) The Company may not submit to the vote of its stockholders any Acquisition Proposal or any proposal for a Third-Party Transaction (as defined in Section 5.3(e)) before the termination of this Agreement.
     5.3 No Solicitation.
     (a) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, the Company shall not, and shall not authorize or permit any of its officers, directors, employees, financial advisers, legal counsel, representatives, agents, subsidiaries, or affiliates to, directly or indirectly:
     (i) solicit, seek, initiate, or encourage any inquiries or proposals that constitute, or would be reasonably likely to lead to, a proposal or offer for a merger, consolidation, amalgamation, arrangement, or other business combination involving the Company or any of its subsidiaries, a sale of substantial assets of the Company and its subsidiaries, taken as whole (other than the sale or other disposition of inventory or obsolete equipment in the ordinary course of business consistent with past practice), a sale of shares of capital stock of the Company or any of its subsidiaries (including by way of a tender offer or takeover bid), or any similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being an “Acquisition Proposal”);
     (ii) engage in discussions or negotiations with any person or group other than Parent or its affiliates (a “Third Party”) concerning any Acquisition Proposal, or provide any non-public information, or afford access to the properties, books, records, or personnel of the Company or any of its subsidiaries, to any Third Party that is considering making, or has made, any Acquisition Proposal;
     (iii) enter into any letter of intent, agreement in principle, or other agreement, arrangement, or understanding with respect to an Acquisition Proposal; or

     (iv) otherwise agree to or recommend any Acquisition Proposal.
     (b) Notwithstanding anything to the contrary in Section 5.3(a), nothing contained in Section 5.3(a) prevents the Company from:
     (i) before obtaining the adoption and approval of this Agreement and the Merger by the Company stockholders as contemplated under Section 5.2(a), furnishing non-public information or affording access to the properties, books, records, or personnel of the Company or any of its subsidiaries to, or entering into discussions or negotiations with, any Third Party in connection with an Acquisition Proposal if and only to the extent that:
     (A) the Acquisition Proposal was made after the date of this Agreement and was not solicited, sought, encouraged, or initiated in violation of this Agreement;
     (B) the Company Board, in the exercise of its fiduciary duties, determines in good faith (after consultation with the Company’s financial adviser and outside legal counsel) that the Acquisition Proposal is, or is reasonably likely to result in, a Superior Proposal; and
     (C) before furnishing such non-public information, affording such access, or entering into such discussions or negotiations, the Company receives from the Third Party an executed confidentiality agreement with terms no less favorable to the Company in all material respects than those contained in the letter agreement regarding confidentiality dated March 13, 2008 from the Company to Parent (the “Confidentiality Agreement”) and the Company contemporaneously furnishes such information to Parent (to the extent such information has not been previously furnished by the Company to Parent); or
     (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.
     (c) The Company shall, and shall cause its officers, directors, employees, financial advisers, legal counsel, representatives, agents, subsidiaries, and affiliates to, immediately cease and cause to be terminated immediately all existing activities, discussions, and negotiations with any Third Parties conducted heretofore with respect to, or that would reasonably be expected to lead to, any Third-Party Transaction.
     (d) The Company will not release any Third Party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party, unless the Company Board determines in good faith (after consultation with the Company’s financial adviser and outside legal counsel) that such action is required in order for the Company Board to comply with its fiduciary duties under Delaware law.
     (e) For purposes of this Agreement:
     (i) “Superior Proposal” means a bona fide written proposal made by a Third Party for a Third-Party Transaction (provided that for purposes of this definition, references to “10% or more” or “25% or more” in the definition of “Third-Party Transaction” will be deemed references to “a majority”) that was not solicited, sought, initiated, or encouraged by the Company in violation of this Agreement, and that, in the good faith judgment of the Company Board (after consulting with the Company’s financial adviser and outside legal counsel), taking into account, to the extent deemed appropriate by the Company Board in the exercise of its fiduciary duties, the various legal, financial, regulatory, and other aspects of the Acquisition Proposal and the person or group making such proposal (including the absence of committed financing to the extent financing is a condition to the consummation of the Third-Party Transaction and other conditions to consummation), (A) if accepted, is reasonably likely to be consummated, and (B) if consummated, would result in a transaction that is more favorable to the Company’s stockholders (in their capacity as stockholders) from a financial point of view than the Merger (taking into account any proposed adjustments made by Parent under Section 5.3(f)(ii)).
     (ii) “Third-Party Transaction” means (A) an acquisition after the date of this Agreement under an Acquisition Proposal, except that (1) with respect to equity securities, it means an acquisition of equity securities of the Company that, when aggregated with all other equity securities of the Company beneficially owned (as defined in Rule 13d-3 promulgated under the Exchange Act), immediately after entering into the definitive agreement for, or consummation of, the Third-Party Transaction, by the Third Party making such Acquisition Proposal or any of its affiliates, constitutes 10% or more of the total equity interests in, and 10% or more of the total voting power of the then-outstanding equity securities of, the Company, and (2) with respect to an acquisition of assets, it means an acquisition of assets of the Company or any of its subsidiaries constituting 25% or more, on a fair-market-value basis, of the total assets of the Company and its subsidiaries on a consolidated basis; (B) the adoption by the Company of a plan of liquidation or dissolution; (C) the repurchase of, or recapitalization involving, 25% or more of the Company’s outstanding equity securities; or (D) the payment of an extraordinary dividend or other distribution on Company Common Stock equal to 25% or more of the Company Common Stock’s then-current market price.
     (f) If the Company Board determines in good faith in the exercise of its fiduciary duties (after consultation with the Company’s financial adviser and outside legal counsel) to recommend or approve a Superior Proposal if Parent does not take the action it is entitled to take under Section 5.3(f)(ii), then:

     (i) the Company shall, at least four business days prior thereto, give Parent written notice thereof (which notice shall not constitute an Adverse Recommendation Change) and furnish Parent with a copy of the definitive agreement the Company is prepared to execute with respect to the transactions contemplated by the Superior Proposal and shall afford a reasonable opportunity to Parent within such four-business-day period to make such adjustments to this Agreement as would enable the Company Board to maintain its recommendation of this Agreement and the Merger to the stockholders of the Company and enable the Company to proceed with the Merger on such adjusted terms (it being understood and agreed that any amendment to the financial terms or any other material term of the Superior Proposal will require a new four-business-day notice and an additional right of the Parent to make adjustments to this Agreement); and
     (ii) the Superior Proposal shall not be recommended or approved by the Company Board nor shall any notice of termination of this Agreement be given by the Company under Section 8.1(e) in connection therewith if Parent submits to the Company during such four-business-day period a legally binding, executed offer to enter into an amendment to this Agreement within such four- business-day period reflecting such adjustments, unless the Company Board shall have determined in good faith (after consultation with the Company’s financial adviser and outside legal counsel) that the transactions contemplated herein, as modified by the amendment to this Agreement that Parent has agreed to enter into during such four-business-day period, would not, if consummated, result in a transaction that is at least as favorable to the Company’s stockholders (in their capacity as stockholders) from a financial point of view as the Superior Proposal.
     (g) Notwithstanding anything to the contrary stated herein, the Company Board may recommend, approve, or accept a Superior Proposal only if the Company concurrently therewith terminates this Agreement under Section 8.1(e) and, concurrently with such termination, makes the payments required by Section 8.3.
     (h) The Company shall notify Parent immediately after receipt by the Company (or its advisers) of any Acquisition Proposal or any request for non-public information, or for access to the properties, books, records, or personnel of the Company or any of its subsidiaries, by any Third Party that is considering making, or has made, an Acquisition Proposal. The notice shall be made orally and in writing and shall indicate in reasonable detail the terms and conditions of the Acquisition Proposal or request (including the identity of the Third Party making the Acquisition Proposal or request). The Company shall continue to keep Parent informed, on a reasonably current basis, of the status of any discussions or negotiations regarding any Acquisition Proposal and the terms being discussed or negotiated (including changes or amendments thereto).
     (i) The Company agrees that any violations of the restrictions set forth in this Section 5.3 by any of its or its subsidiaries’ respective officers, directors, advisers,

consultants, or employees will be deemed to be a breach of this Section 5.3 by the Company.
     5.4 Access to Information. The Company will give Parent, and its counsel, financial advisers, auditors, and other authorized representatives, full access to the offices, properties, personnel, books, and records of the Company and its subsidiaries at all reasonable times upon reasonable notice, and will instruct the personnel, counsel, financial advisers, and auditors of the Company and its subsidiaries to cooperate in all reasonable respects with Parent and each such representative in its investigation of the business of the Company and its subsidiaries, provided that no investigation under this Section 5.4 will affect any representation or warranty given by the Company to Parent, Operating Sub, and Sub hereunder or unreasonably interfere with the operations of the Company and its subsidiaries. The Company will confer from time to time with Parent at Parent’s request to discuss the status of the operations of the Company and its subsidiaries.
     5.5 Employee Benefit Plans.
     (a) The Company will cause any Employee Plans that it may maintain to be amended for the purpose of permitting the Employee Plans to continue to operate in conformity with ERISA, the Code, the ITA, the pension standards legislation of Canada or any applicable province and other Applicable Laws in effect on or before the Merger, subject to approval of any such amendment by Parent. The Company will take any actions necessary to terminate effective at or, at the election of Parent, immediately before the Effective Time, any Employee Plans that Parent requests to be terminated.
     (b) Parent shall take such actions as are necessary to provide each employee of the Company and its subsidiaries with credit for service for the Company and its Benefits Affiliates for purposes of vesting, eligibility, and participation (but not benefit accruals under any defined benefit plan or eligibility for post-retirement medical benefits) under any benefit plan or arrangement of Parent or an affiliate thereof in which such employee of the Company and its subsidiaries may participate on or after the Effective Time in the same manner as if such service had been service for the Parent or its affiliate; provided, however, that (i) service shall only be credited to the extent such service was recognized by the Company or its Benefits Affiliates prior to the Effective Time, and (ii) no such credit shall be required to the extent that such credit would result in a duplication of benefits for the same period of service.
     (c) Subject to the requirements of Applicable Law, Parent shall take such actions as are necessary to cause the group health plan maintained by Parent or an affiliate thereof, and applicable insurance carriers, third-party administrators, and any other third parties, to the extent such group health plan is made available to employees of the Company and its subsidiaries, to (i) waive any evidence-of-insurability requirements, waiting periods, and limitations as to preexisting medical conditions under the group health plan that are applicable to employees of the Company and its subsidiaries and their spouses and eligible dependents (but only to the extent that such requirements, waiting periods, and preexisting condition limitations did not apply or were satisfied under the group health plan maintained by the Company or its Benefits Affiliates before the Effective Time) and (ii) provide each employee of the Company or any of its subsidiaries with credit, for the calendar year in which the Effective Time occurs, for the amount of any out-of-pocket expenses that are paid by such employee before the Effective Time under the group health plan maintained by the Company or its Benefits Affiliates during such calendar year toward any annual deductible or annual out-of-pocket maximum that applies under the group health plan maintained by Parent or any of its affiliates that may be extended to such employee during such calendar year.
     (d) If Parent directs pursuant to Section 5.5(a) that an Employee Plan qualified under Section 401(a) of the Code be terminated before the Effective Time, Parent shall take such actions as are necessary to cause a retirement plan maintained by it or one of its affiliates that is qualified under Section 401(a) of the Code to accept direct and indirect rollover distributions from such Employee Plan, by the employees of the Company and its subsidiaries who continue employment following the Closing, of account balances maintained by them under such Employee Plan, including promissory notes evidencing outstanding plan loans (if any).
     (e) This Section 5.5 is not intended to amend any benefit plans or arrangements of Parent or any of its affiliates, or to confer third-party beneficiary rights on any person who is not a party to this Agreement.
     5.6 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts consistent with Applicable Law to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or proper and advisable to ensure that the conditions set forth in Article VII are satisfied and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement.
     5.7 Consents. Each of the parties hereto shall use its reasonable best efforts to obtain all material consents of third parties and Governmental Authorities, and to make all governmental filings, necessary for the consummation of the transactions contemplated by this Agreement.
     5.8 Public Announcements. Parent and the Company will consult with each other before issuing any press release or otherwise making any public statements before the Effective Time with respect to the Merger or the other transactions contemplated hereby and shall not issue any such press release or make any such public statement before receiving the consent of the other party. Nothing in this Section 5.8 prohibits any party from making a press release or other statement required by Applicable Law or by obligations under any listing agreement with any stock exchange if the party making the disclosure has first consulted with the other parties hereto.
     5.9 Notification of Certain Matters. The Company will give prompt notice, as soon as practicable, to Parent of the occurrence or nonoccurrence of any event, circumstance or condition that has (a) had or would reasonably be expected to have a Material Adverse Effect;

(b) caused any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect; or (c) caused any failure of the Company to comply in all material respects with or satisfy in all material respects any covenant, condition, or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice under this Section 5.9 will not limit or otherwise affect the rights or remedies of Parent, Operating Sub, or Sub under this Agreement.
     5.10 Approval of Sub’s Sole Stockholder. Immediately following the execution and delivery of this Agreement, Operating Sub, in its capacity as the sole stockholder of Sub, will approve and adopt this Agreement and the Merger.
Article VI
Other Covenants
     6.1 Indemnification. Parent shall cause the Surviving Corporation to maintain all rights to indemnification, expense advancement, and exculpation existing in favor of any person who is or was a director or officer of the Company or any of its subsidiaries before the Effective Time (collectively, the “Indemnified Parties”), when acting in such capacity or when acting as a fiduciary at the request of the Company under or with respect to an employee plan, as provided in the Company’s Certificate of Incorporation or Bylaws or the certificate or articles of incorporation, bylaws, or similar organizational documents of any of its subsidiaries as in effect on the date hereof, and such provisions shall survive the Merger for a period of six years after the Effective Time (or, with respect to any relevant claim made within such six-year period, until final disposition of such claim) with respect to matters occurring at or before the Effective Time, and no action taken during such period shall be deemed to diminish the obligations set forth in this Section 6.1.
     6.2 D&O Liability Insurance.
     (a) For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation to cause to be maintained in effect either (a) the current policy of directors’ and officers’ liability insurance maintained by the Company (provided that Parent or the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous in any material respects to the Indemnified Parties thereunder) covering the Indemnified Parties with respect to claims arising from facts or events that occurred at or before the Effective Time; provided, however, that in no event will the Surviving Corporation be required to expend under this Section 6.2 more than an amount per year equal to 200% of the current annual premium paid by the Company for such existing insurance coverage (the “D&O Cap”); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the D&O Cap, the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the D&O Cap, or (b) a run-off policy or endorsement with respect to the current policy of directors’ and officers’ liability insurance maintained by the Company covering the Indemnified Parties with respect to claims asserted within six years after the Effective Time arising from facts or events that occurred at or before the Effective Time.
     (b) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties or assets to any entity, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in Section 6.1 and this Section 6.2.
     (c) The rights of each Indemnified Party under Section 6.1 and this Section 6.2 shall survive the consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Party.
Article VII
Conditions
     7.1 Conditions to the Obligations of Parent, Operating Sub, and Sub. The obligations of Parent, Operating Sub, and Sub to effect the Merger are subject to the fulfillment on or before the Closing Date of the following conditions, any one or more of which may be waived in writing by Parent, to the extent permitted by Applicable Law.
     (a) Representations, Warranties, Covenants.
     (i) The representations and warranties of the Company contained in Article III shall be true and correct both when made and on and as of the Closing Date as though made on and as of the Closing Date (except representations and warranties expressly made as of an earlier date, in which case as of such date), except to the extent that any inaccuracies in any such representations and warranties (other than the representations and warranties in Sections 3.2(a) and (b), which shall be deemed untrue and incorrect if not true and correct except to a de minimis extent when made or at any time prior to the Closing Date) have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (provided that, solely for purposes of this exception, any representation or warranty in Article III that is qualified by materiality or Material Adverse Effect language shall be read as if such qualifier were not present).
     (ii) The Company shall have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by it at or before the Closing Date.
     (iii) Parent, Operating Sub, and Sub shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief

Financial Officer of the Company certifying that the conditions set forth in this Section 7.1(a) and in Section 7.1(d) have been satisfied.
     (b) Stockholder Approval. This Agreement and the Merger shall have been adopted and approved by the stockholders of the Company by the vote required by the Delaware Law and the Company’s Certificate of Incorporation and Bylaws.
     (c) Absence of Litigation. There shall not be instituted or pending any suit, action, investigation, inquiry, or other proceeding brought by any Governmental Authority that is reasonably likely to restrain or prohibit the consummation of the transactions contemplated hereby or require rescission of this Agreement or such transactions or result in material damages, directly or indirectly, to Parent or the Surviving Corporation if the transactions contemplated hereby are consummated, and there shall not be in effect any injunction, preliminary restraining order, or other writ, order, judgment, or decree of any nature issued by a court or Governmental Authority of competent jurisdiction directing that any of the transactions contemplated hereby not be consummated or any statute, rule, or regulation enacted or promulgated that makes consummation of any of the transactions contemplated hereby illegal.
     (d) Absence of Material Adverse Effect.
     (i) There shall not have been, since the date of this Agreement, any event, development, or condition (financial or otherwise) of any character that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     (ii) For purposes of this Agreement, “Material Adverse Effect” means any change, effect, event, occurrence, state of facts, or development that, individually or in the aggregate with all other changes, effects, events, occurrences, states of facts or developments, (A) is materially adverse to the business, operations, results of operations, properties, assets, liabilities, or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole; provided, however, that none of the following will be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect: (1) any change in the market price or trading volume of the Company Common Stock after the date hereof; (2) any change generally relating to the economy or securities markets of the United States or Canada or generally affecting the industry in which the Company and its subsidiaries operate that does not have a materially disproportionate effect on the Company and its subsidiaries; (3) any acts of God, terrorism or war (whether or not declared) that do not have a materially disproportionate effect on the Company and its subsidiaries; (4) any adverse change resulting from compliance with the terms of, or the taking of any action at the direction or Parent or required by, this Agreement, including the failure to take any action as a result of restrictions or other prohibitions set forth in Section 5.1 hereof; (5) any changes (after the date hereof) in GAAP or Applicable Law, except to the extent that any such change has a materially disproportionate effect on the Company and its subsidiaries compared to other companies in the industry in which the Company and its subsidiaries operate; or (6) the announcement, pendency or consummation of the Merger (including any loss of or adverse change in the relationship of the Company and its subsidiaries with their respective employees, customers, partners or suppliers related thereto); or (B) would prevent the consummation of the Merger or any of the transactions contemplated hereby.
     (e) Dissenting Shares. The holders of not more than 10% of the issued and outstanding shares of Company Common Stock shall have taken such action before or at the time of the stockholders’ vote on this Agreement and the Merger as is necessary as of that time to entitle them to the statutory dissenters’ rights referred to in Section 1.7.
     (f) Lien Release. The Company shall provide a UCC-3 Termination Statement or other evidence reasonably satisfactory to Parent that the liens on the Company’s assets in favor of The Royal Bank of Canada have been released.
     (g) Governmental and Regulatory Approvals. All consents, approvals and actions of, filings with, and notices to, any Governmental Authority, required of Parent, Operating Sub, Sub, the Company, or any of the Company’s subsidiaries to consummate the Merger, the failure of which to be obtained or taken, individually or in the aggregate, is reasonably expected to materially impair the ability of the parties to consummate the Merger, shall have been obtained or taken, as the case may be.
     7.2 Conditions to the Obligation of the Company. The obligation of the Company to effect the Merger is subject to the fulfillment at or before the Closing Date of the following conditions, any one or more of which may be waived in writing by the Company, to the extent permitted by Applicable Law.
     (a) Representations, Warranties, and Covenants.
     (i) The representations and warranties of Parent, Operating Sub, and Sub contained in Article IV shall be true and correct both when made and on and as of the Closing Date as though made on and as of the Closing Date (except representations and warranties expressly made as of an earlier date, in which case as of such date), except to the extent that any inaccuracies in any such representations and warranties are not reasonably likely to impair, individually or in the aggregate, the consummation of the transactions contemplated by this Agreement.
     (ii) Each of Parent, Operating Sub, and Sub shall have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by it at or before the Closing Date.

     (iii) The Company shall have received a certificate signed on behalf of Parent by an appropriate executive officer of Parent certifying that the conditions set forth in this Section 7.2(a) have been satisfied.
     (b) Stockholder Approval of Agreement and Merger. This Agreement and the Merger shall have been adopted and approved by the stockholders of the Company by the vote required by the Delaware Law and the Company’s Certificate of Incorporation and Bylaws.
     (c) Absence of Litigation, Injunctions. There shall not be instituted or pending any suit, action, investigation, inquiry, or other proceeding brought by any Governmental Authority that is reasonably likely to restrain or prohibit the consummation of the transactions contemplated hereby or require rescission of this Agreement or such transactions, and there shall not be in effect any injunction, preliminary restraining order, or other writ, order, judgment, or decree of any nature issued by a court or Governmental Authority of competent jurisdiction directing that any of the transactions contemplated hereby not be consummated or any statute, rule, or regulation enacted or promulgated that makes consummation of any of the transactions contemplated hereby illegal.
     (d) Governmental and Regulatory Approvals. All consents, approvals and actions of, filings with, and notices to, any Governmental Authority required of Parent, Operating Sub, Sub, the Company or any of the Company’s subsidiaries to consummate the Merger, the failure of which to be obtained or taken, individually or in the aggregate, is reasonably expected to materially impair the ability of the parties to consummate the Merger, shall have been obtained or taken, as the case may be.
Article VIII
Termination
     8.1 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time before the Effective Time whether before or, except as otherwise provided in Section 8.1(e), after adoption and approval of this Agreement and the Merger by the stockholders of the Company:
     (a) by mutual written consent of Parent and the Company;
     (b) by Parent or the Company, (i) if the Merger shall not have been consummated on or before November 14, 2008, unless such failure of consummation is due to failure by the party seeking to terminate this Agreement (or, if Parent is seeking termination, the failure by either Parent, Operating Sub, or Sub) to comply in all material respects with, or the breach by such party (or, if Parent is seeking termination, the breach by either Parent, Operating Sub, or Sub) of, the terms, provisions, covenants, and agreements contained in this Agreement or (ii) if any Governmental Authority of competent jurisdiction shall have issued an order, decree, injunction or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or other action shall have become final and nonappealable, or if there shall be adopted any law or regulation that makes consummation of the Merger illegal or otherwise prohibited;
     (c) (i) by Parent, if any of the conditions in Section 7.1 becomes impossible to fulfill, other than for reasons totally within the control of Parent, Operating Sub, or Sub, and shall not have been waived in writing by Parent, or (ii) by the Company or Parent, if the stockholders of the Company fail to adopt and approve this Agreement and the Merger by the vote required by the Delaware Law and the Company’s Certificate of Incorporation and Bylaws at the first meeting of stockholders called for that purpose or any adjournment thereof;
     (d) by the Company, if any of the conditions in Section 7.2 becomes impossible to fulfill, other than for reasons totally within the control of the Company, and shall not have been waived in writing by the Company;
     (e) subject to compliance in all respects with Section 5.3(f), by the Company at any time before approval of this Agreement and the Merger by the stockholders of the Company, concurrently with the recommendation or approval by the Company Board of a Superior Proposal, but only if:
     (i) the Company Board shall have determined in good faith in the exercise of its fiduciary duties (after consultation with the Company’s financial adviser and outside legal counsel) to recommend or approve the Superior Proposal;
     (ii) at all times before such termination the Company complied with Section 5.3;
     (iii) before or simultaneously with such termination, the payments provided for in Section 8.3 are made to Parent; and
     (iv) substantially concurrently with such termination, the Company enters into a definitive agreement with respect to the Superior Proposal; or
     (f) by Parent, if:
     (i) (A) the Company fails to call or hold the stockholders’ meeting contemplated by Section 5.2(a), to solicit proxies in connection with such meeting in favor of adoption and approval of this Agreement and the Merger, or to conduct the vote to consider this Agreement and the Merger at the meeting or any adjournment thereof, each in compliance in all respects with Section 5.2; (B) the Company Board fails to recommend the Merger to the Company’s stockholders or makes, or publicly announces an intent to make, an Adverse Recommendation Change; (C) the Company Board or any committee thereof accepts, recommends, or approves, or makes a determination to accept, recommend, or approve, an

Acquisition Proposal or a proposal for a Third-Party Transaction; or (D) the Company enters into any agreement for a Third-Party Transaction; or
(ii) the Company materially breaches Section 5.3 of this Agreement.
     8.2 Procedure and Effect of Termination. In the event of termination and abandonment of the Merger by the Company or Parent under Section 8.1, written notice thereof shall forthwith be given to the other parties hereto and this Agreement shall terminate and the Merger shall be abandoned without further action by any of the parties hereto. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party to this Agreement except as stated in Section 8.3 and Article IX or except with respect to a material breach of this Agreement by a party hereto, in which event, if the other party terminates this Agreement, then the terminating party may take any action or pursue any remedy available to it under Applicable Laws.
     8.3 Termination Fee.
     (a) If this Agreement is terminated under Section 8.1 and Parent is entitled to a Termination Fee (as defined in Section 8.3(b)) under Section 8.3(b) or 8.3(c), the Company shall, at the same time payment of the Termination Fee is required to be made in the event of a termination under Section 8.1(e) or 8.1(f) or, if the Transaction Expenses have not been previously paid pursuant to this Section 8.3(a), at the same time payment of the Termination Fee is required to be made under Section 8.3(c), pay Parent, in immediately available funds, an amount equal to all documented reasonable out-of-pocket expenses incurred by or on behalf of Parent, Operating Sub, or Sub in connection with its due diligence investigation of the Company and the negotiation, preparation, financing, and execution of this Agreement and the transactions contemplated hereby, including financial-advisory, legal, accounting, and other reasonable fees and expenses (“Transaction Expenses”), provided that the aggregate amount payable by the Company to Parent under this Section 8.3(a) will not exceed C$500,000.
     (b) If this Agreement is terminated under Section 8.1(e) or 8.1(f) (provided that in the case of a termination by Parent under Section 8.1(f)(i)(B), such termination is made within five business days of the event giving rise to such termination right), then the Company shall, before or simultaneously with such termination, pay Parent by wire transfer a fee in immediately available funds to an account designated by Parent (a “Termination Fee”) of C$4.3 million.
     (c) If (i) this Agreement is terminated by the Company or Parent under Section 8.1(b)(i), by Parent under Section 8.1(c)(i), or by the Company or Parent under Section 8.1(c)(ii), and (ii) before such termination (A) any person or group shall have informed the Company (or the Company Board or any officer of the Company) after the date hereof that such person or group proposes, intends to propose, is considering proposing, or will or may, if the Merger is delayed, abandoned, or not approved by the Company’s stockholders, propose, a Third-Party Transaction, or (B) any such person or group or the Company publicly announces or it shall otherwise have become publicly known that such person or group has proposed, intends to propose, is considering proposing, or will or may, if the Merger is delayed, abandoned, or not approved by the Company’s stockholders, propose, a Third-Party Transaction, and (iii) within one year after such termination the Company or any of its subsidiaries enters into a definitive agreement for, or consummates, a Third-Party Transaction (whether or not involving such person or group), then the Company shall, substantially concurrently with the time it or any of its subsidiaries enters into such definitive agreement for, or consummates, such Third Party Transaction, pay to Parent the Termination Fee.
     (d) In no event will more than one Termination Fee be payable under this Section 8.3.
Article IX
Miscellaneous
     9.1 Termination of Representations and Warranties. The respective representations and warranties of the parties hereto will not survive the Effective Time.
     9.2 Amendment and Modification. To the extent permitted by Applicable Law, this Agreement may be amended, modified, or supplemented by written agreement of the Company, Parent, Operating Sub, and Sub at any time before the Effective Time with respect to any of the terms contained herein, except that, after the meeting of stockholders contemplated by Section 5.2(a), there shall not be made any amendment that by Applicable Law requires further approval by the stockholders of the Company or Parent without such further approval of such stockholders.
     9.3 Waiver of Compliance; Consents. Any failure of Parent, Operating Sub, or Sub, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement, or condition herein may be waived in writing by Parent or the Company, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.3.
     9.4 Expenses. Except as otherwise provided in Section 8.3, all expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.
     9.5 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each corporation that is a party to this Agreement shall take all such necessary action.

     9.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, effective when delivered, or by express courier service, effective one business day after delivery to such courier, or by telecopy, effective when transmitted and a confirmation is received, provided the same is on a business day, and, if not, on the next business day, to the parties at the following addresses (or at such other address for a party or to such other person’s attention as shall be specified by like notice):

(a)	If to Parent, Operating Sub, or Sub:

Deluxe Corporation
3680 Victoria St. N.
Shoreview, Minnesota 55126
Attention: Chief Executive Officer
Fax No.: (651) 787-2749

with a copy to:

Deluxe Corporation
3680 Victoria St. N.
Shoreview, Minnesota 55126
Attention: General Counsel
Fax No.: (651) 787-2749

and

Faegre & Benson LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402
Attention: Michael A. Stanchfield
Fax No.: (612) 766-1600

(b)	If to the Company:

Hostopia.com Inc.
5915 Airport Road
Suite 1100
Mississauga, Ontario, Canada L4V 1T1
Attention: Chief Financial Officer
Fax No.: (905) 673-1551

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP
2475 Hanover Street
Palo Alto, California 94304
Attention: Jeffrey S. Harrell
Fax No.: (650) 223-4545
     9.7 Assignment; No Third-Party Beneficiaries. This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties (except that Sub may assign to any other direct or indirect wholly-owned subsidiary of Parent any and all rights and obligations of Sub under this Agreement, provided that any such assignment will not relieve Parent from any of its obligations under this Agreement). Except as expressly set forth in Sections 6.1 and 6.2 with respect to Indemnified Parties, this Agreement is not intended to confer upon any person except the parties hereto any rights or remedies hereunder.
     9.8 Interpretation.
     (a) In this Agreement, unless the context clearly requires otherwise:
     (i) words of any gender include each other gender;
     (ii) words using the singular or plural number also include the plural or singular number, respectively;
     (iii) “person” means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an incorporated organization, and a Governmental Authority;
     (iv) “affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act;
     (v) “subsidiary” of any specified corporation means any corporation or other entity of which the outstanding securities having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such specified corporation, and “wholly-owned subsidiary” of any specified corporation means any subsidiary of the corporation all of the outstanding capital stock or other equity securities of which are directly or indirectly owned by the corporation;
     (vi) “business day” means any day other than a Saturday, Sunday, or a day that is a statutory holiday under the laws of Canada, the United States of America, the Province of Ontario, or the State of Minnesota;

     (vii) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement;
     (viii) “including” (or any variation thereof) means “including without limitation”;
     (ix) a reference to a number of days refers to calendar days unless otherwise specified;
     (x) all accounting terms used, but not expressly defined, have the meanings given to them under GAAP;
     (xi) “C$” means the lawful currency of Canada, and “US$” means the lawful currency of the United States of America;
     (xii) the words “herein,” “hereof,” “hereunder,” and similar words refer to this Agreement as a whole and not to any particular Article, Section, or subsection of this Agreement;
     (xiii) all references to statutes or regulations are deemed to refer to those statutes and regulations as amended from time to time; and
     (xiv) when calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and, if the last day of such period is not a business day, then the period in question shall end on the next business day.
     (b) The parties have participated jointly in the negotiation and drafting of this Agreement and, if an ambiguity or question of intent or interpretation arises, it is the intent of the parties that this Agreement shall be construed as jointly drafted by the parties and that no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
     (c) For purposes of all conversions from US$ to C$ or from C$ to US$ required to effect the terms of this Agreement, the exchange rate used for such conversions shall be calculated by reference to the CAD (composite) moving average of the spot rate on the date on which the Effective Time occurs, as quoted on the Bloomberg system.
     9.9 Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to its conflict-of-laws rules. The parties hereto expressly consent to jurisdiction and venue for any litigation arising out of this Agreement in the Chancery Court in the State of Delaware.

     9.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     9.11 Headings. The article and section headings contained in this Agreement are solely for the purpose of reference, and are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement.
     9.12 Disclosure Schedule. Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected therein. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature that are not required to be reflected therein. Matters disclosed pursuant to any Section of the Disclosure Schedule will be deemed to be disclosed with respect to all Sections of the Disclosure Schedule only to the extent this Agreement requires such disclosure and only to the extent such disclosure reasonably relates to such Section of the Disclosure Schedule. Nothing in the Disclosure Schedule shall be deemed adequate to disclose any matter, including an exception to a representation or warranty or covenant made herein, however, unless the Disclosure Schedule identifies the matter in a manner reasonably sufficient to inform Parent of the nature of the matter.
     9.13 Specific Performance. Each of the parties hereto acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other party shall be entitled to an injunction to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which they may be entitled.
     9.14 Entire Agreement. This Agreement, including the Disclosure Schedule, the exhibits hereto, and the documents and instruments referred to herein, together with the Confidentiality Agreement, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter, except for the Confidentiality Agreement.
[signature page follows]

     The parties hereto have caused this Agreement to be signed by their respective duly authorized officers on the date first written above.

DELUXE CORPORATION

By:	/s/ Lee J. Schram Lee J. Schram Chief Executive Officer

DELUXE BUSINESS OPERATIONS, INC.

By:	/s/ Lee J. Schram

Lee J. Schram President

HELIX MERGER CORP.

By:	/s/ Lee J. Schram

Lee J. Schram President

HOSTOPIA.COM INC.

By:	/s/ Colin Campbell

Colin Campbell Chief Executive Officer

EXHIBIT A
Certificate of Incorporation
of
Hostopia.com Inc.
Article I
Name
          The name of the Corporation is Hostopia.com Inc. (hereinafter referred to as the “Corporation”).
Article II
Registered Agent
          The address of the Corporation’s registered office in the State of Delaware is c/o Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent for service of process at such address is The Corporation Trust Company.
Article III
Purpose
          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).
Article IV
Capital Stock
          The total number of shares of stock that the Corporation has the authority to issue is 1,000 shares, all of which shall be designated Common Stock, par value $0.001 per share.
Article V
Bylaws
          In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.
Article VI
Number of Directors
          The number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

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Article VII
Election of Directors
          Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
Article VIII
Indemnification; Limitation on Director’s Liability
          (a) To the fullest extent permitted by applicable law, this Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents (and any other persons to which the DGCL permits this Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by the DGCL (statutory or non-statutory), with respect to action for breach of duty to the Corporation, its stockholders, and others.
          (b) Each person who was or is made a party or is threatened to be made a party to or is in any way involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), including any appeal therefrom, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or a direct or indirect subsidiary of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another entity or enterprise, or was a director or officer of a foreign or domestic corporation which was a predecessor corporation of the Corporation or of another entity or enterprise at the request of such predecessor corporation, shall be indemnified and held harmless by the Corporation, and the Corporation shall advance all expenses incurred by any such person in defense of any such proceeding prior to its final determination, to the fullest extent authorized by the DGCL. In any proceeding against the Corporation to enforce these rights, such person shall be presumed to be entitled to indemnification and the Corporation shall have the burden of proving that such person has not met the standards of conduct for permissible indemnification set forth in the DGCL. The rights to indemnification and advancement of expenses conferred by this Article VIII shall be presumed to have been relied upon by the directors and officers of the Corporation in serving or continuing to serve the Corporation and shall be enforceable as contract rights. Said rights shall not be exclusive of any other rights to which those seeking indemnification may otherwise be entitled. The Corporation may, upon written demand presented by a director or officer of the Corporation or of a direct or indirect subsidiary of the Corporation, or by a person serving at the request of the Corporation as a director or officer of another entity or enterprise, enter into contracts to provide such persons with specified rights to indemnification, which contracts may confer rights and protections to the maximum extent permitted by the DGCL, as amended and in effect from time to time.
          (c) If a claim under this Article VIII is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the

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claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expenses of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce the right to be advanced expenses incurred in defending any proceeding prior to its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the claimant shall be presumed to be entitled to indemnification and the Corporation shall have the burden of proving that the claimant has not met the standards of conduct for permissible indemnification set forth in the DGCL.
          (d) If the DGCL is hereafter amended to permit the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment, the indemnification rights conferred by this Article VIII shall be broadened to the fullest extent permitted by the DGCL, as so amended.
          (e)    No director of the Corporation shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 174 of the DGCL or any amendment thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, such director (1) shall have breached the director’s duty of loyalty to the Corporation or its stockholders, (2) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law, or (3) shall have derived an improper personal benefit. If the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
          (f) Any amendment, repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or other agent occurring prior to, such amendment, repeal or modification.
Article IX
Amendment of Certificate of Incorporation
          The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders, directors, or any other persons herein are granted subject to this reservation.

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